Hannaford Bros. Co.
                                                    145 Pleasant Hill Road
                                                    Scarborough, ME  04074

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 1995

To the Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of HANNAFORD BROS. CO., a Maine corporation, which will be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, on Wednesday, May 24, 1995, at 9:30 a.m. The purpose of the Meeting will be to consider and act upon the following:

    1. Election of four Class II Directors to serve until the Annual Meeting of Shareholders in 1998.

    2. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 30, 1995.

    3.  Consideration of a proposed Stock Ownership Plan for Outside
        Directors.

    4. Consideration of certain amendments to the 1988 Stock Plan to remove a limitation on the number of shares of Common Stock that may be issued under the Plan, to increase the number of shares that may be issued under incentive stock options, to lengthen the potential vesting period for restricted stock, and to allow transfers of stock options to family members under certain conditions.

    5. Consideration of an amendment to the Employee Stock Purchase Plan to remove the six-month service requirement for eligibility.

    6. Such other business as may properly come before the Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 27, 1995, as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Meeting and any adjournment thereof.

                                         By order of the Board of Directors

                                                s/Peter B. Webster

                                                                       Clerk

Scarborough, Maine
March 31, 1995

       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                               HANNAFORD BROS. CO.
                              145 Pleasant Hill Road
                              Scarborough, ME  04074
                                  March 31, 1995

                                  PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 24, 1995


     The accompanying proxy is solicited by the Board of Directors of HANNAFORD BROS. CO. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, at 9:30 a.m., on Wednesday, May 24, 1995, and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions noted thereon; or in the absence of specific directions as to any proposal, it will be voted in favor of each nominee and proposal identified below. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation with an Assistant Secretary of the Company, by submitting a duly executed proxy bearing a later date or by revocation made in person at the Meeting.

     The proxy and this proxy statement are being mailed or delivered to shareholders on or about March 31, 1995.

VOTING SECURITIES OF THE COMPANY

     As of March 27, 1995, there were outstanding and entitled to vote 41,948,918 shares of Common Stock, par value $.75 per share. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on March 27, 1995, will be entitled to vote at the Meeting. The following were beneficial holders of more than 5% of the outstanding Common Stock of the Company at the close of business on March 27, 1995. Unless indicated to the contrary, the persons or parties shown as beneficial holders have the sole power to vote and dispose of the shares shown as owned by them.

                                       AMOUNT AND
                                       NATURE OF
      NAME AND ADDRESS                 BENEFICIAL            PERCENT
    OF BENEFICIAL HOLDER               OWNERSHIP             OF CLASS

Sobey Parties(1)                      10,702,481               25.51
115 King Street
Stellarton, Nova Scotia, Canada B0K 1S0

(1) The Sobey Parties include Donald R. Sobey, David F. Sobey, Empire Company Limited, E.C.L. Investments Limited, the Pension Plan for Employees of Sobeys Inc., the Deferred Profit Sharing Plan for Eligible Employees of Sobeys Inc. and Pauljan Limited. The information regarding the ownership of the Sobey Parties is given in reliance on information contained in the Sobey Parties' latest Form 4 filing made on or about January 31, 1995 with the Securities and Exchange Commission.

     The following table sets forth the beneficial ownership of Common Stock by each Director, each other nominee for election as a Director, the other executive officers named in the Summary Compensation Table on page 11, and all Directors and executive officers of the Company as a group, at the close of business on March 27, 1995. Except as otherwise indicated, each person owns less than 1% of the outstanding Common Stock.

                                         SHARES OF
                                        COMMON STOCK             PERCENT OF
         NAME                        BENEFICIALLY OWNED            CLASS
Directors/Nominees

     Bruce G. Allbright                      1,000

     William A. Andres                       2,000

     Robert D. Bolinder                     10,000

     Laurel Cutler                           1,000

     William T. End                          2,000

     Hugh G. Farrington                    274,812(1)

     James W. Gogan                         21,600

     Richard K. Lochridge                    2,000

     Claudine B. Malone                        200

     James L. Moody, Jr.                   274,399(2)

     Walter J. Salmon                      135,790(3)

     David F. Sobey                     10,702,481(4)                25.51

     Robert L. Strickland                    1,000

Other Named Executive Officers

     Norman E. Brackett                     39,743(5)

     James J. Jermann                       45,347(6)

     Larry A. Plotkin                       59,585(7)

All Executive Officers and Directors
   as a Group                           11,698,153(8)               27.89

 (1) Includes 2,170 shares owned by Mr. Farrington's wife. Also includes 68,994 shares that Mr. Farrington has the right to acquire within 60 days by exercise of stock options.

 (2) Includes 30,240 shares owned by Mr. Moody's wife. Also includes 89,657 shares that Mr. Moody has the right to acquire within 60 days by exercise of stock options.

 (3)  Includes 1,800 shares owned by Dr. Salmon's wife.

 (4) David F. Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,702,481 shares of Hannaford Common Stock held by the Sobey Parties. David F. Sobey expressly disclaims beneficial ownership of all except 35,665 of said shares (See "Voting Securities of the Company," Page 1).

 (5) Includes 13,256 shares that Mr. Brackett has the right to acquire within 60 days by exercise of stock options.

 (6) Includes 2,198 shares owned by Mr. Jermann's wife. Also includes 24,549 shares that Mr. Jermann has the right to acquire within 60 days by exercise of stock options.

 (7) Includes 321 shares owned by Mr. Plotkin's children. Also includes 26,640 shares that Mr. Plotkin has the right to acquire within 60 days by exercise of stock options.

 (8) Includes 37,989 shares held by immediate family members. Also includes 313,818 shares acquirable within 60 days by exercise of stock options.

                           ELECTION OF DIRECTORS

      The Articles of Incorporation of the Company provide for a Board of Directors of not fewer than seven nor more than eighteen members, as from time to time may be determined by resolution of the shareholders or the Directors. The Board of Directors is divided into three classes, each such class having a three-year term of office with the term of office of one such class expiring at the Annual Meeting of Shareholders each year. The term of the Class II Directors expires at the upcoming Meeting.

      The nominees for election as Class II Directors at this Meeting are Hugh G. Farrington, Walter J. Salmon, David F. Sobey and Robert L. Strickland, all of whom are the current Class II Directors.

      Messrs. Farrington, Salmon, Sobey and Strickland have consented to serve as Directors if elected. Should any nominee become unavailable for election (which is not presently anticipated), the discretionary authority provided in the proxy may be exercised to vote for a substitute. No proxy may be voted for more than four nominees for Class II Directors. Candidates receiving the greatest number of votes cast will be elected to the Board. (Abstentions and broker non-votes will not affect the tally of votes cast in the election. A "non-vote" occurs when a broker, or other fiduciary, holding shares for a beneficial owner votes on one proposal but lacks authority from such owner to vote on another proposal.)

      The following table sets forth for each Director or other nominee, his or her name, principal occupations or employment for at least the past five years, class of directorship, age on March 27, 1995 and year first elected a Director.

                         PRINCIPAL OCCUPATION                       DIRECTOR
      NAME                   OR EMPLOYMENT                      AGE  SINCE

CLASS I (TERM EXPIRES AT THE 1997 ANNUAL MEETING)

Bruce G. Allbright(1)    Retired President, Dayton Hudson        66   1991
                         Corporation, Minneapolis, Minnesota

William A. Andres(2)     Retired Chairman of the Board and       68   1986
                         Chief Executive Officer, Dayton
                         Hudson Corporation, Minneapolis,
                         Minnesota

William T. End           Marketing Consultant; Former Chief      47   1995
                         Executive Officer, Lands' End, Inc.,
                         1992 to 1995; Executive Vice President,
                         L.L. Bean, Inc., 1979 to 1992.

James W. Gogan(3)        President, Empire Company Limited,      56   1988
                         Stellarton, Nova Scotia (Holding
                         Company)

Claudine B. Malone(4)    President, Financial & Management       58   1991
                         Consulting, Inc., McLean, Virginia

CLASS II (TERM EXPIRES AT THIS ANNUAL MEETING)

Hugh G. Farrington(5)    Chief Executive Officer since           50   1981
                         May 1992; President since 1984;
                         Executive Vice President
                         1981 to 1984; Senior Vice
                         President 1980 to 1981; Vice
                         President 1977 to 1980

Dr. Walter J. Salmon     Stanley Roth, Sr. Professor             64   1964
(6)                      of Retailing and Senior Associate
                         Dean for External Relations, Graduate
                         School of Business Administration,
                         Harvard University, Boston,
                         Massachusetts

David F. Sobey(7)        Chairman and Chief Executive            64   1981
                         Officer, Sobeys Inc., Stellarton,
                         Nova Scotia (Food Retailer)

Robert L. Strickland(8)  Chairman of the Board, Lowe's           64   1994
                         Companies, Inc., Winston-Salem,
                         North Carolina

CLASS III (TERM EXPIRES AT THE 1996 ANNUAL MEETING)

Robert D. Bolinder(9)    Executive Vice President of Corporate   63   1984
                         Planning and Development, Smith's Food
                         and Drug Centers, Inc., Salt Lake City,
                         Utah; President, Robert D. Bolinder
                         Associates, Management Consultants;
                         formerly Chief Financial and Administra-tive Officer and Vice Chairman of the Board, Albertson's, Inc., Boise, Idaho

Laurel Cutler(10)        Vice-Chairman and Global Director       68   1993
                         of Marketing Planning of FCB/Leber
                         Katz Partners, New York, New York

Richard K. Lochridge(11) President and Chief Executive Officer,  51   1993
                         Lochridge & Company, Inc. (Management
                         Consulting), Boston, Massachusetts

James L. Moody, Jr.(12)  Chairman of the Board since 1984;       63   1967
                         Chief Executive Officer from 1973 to
                         May 1992; President 1971 to 1984




 (1) Mr. Allbright is a member of the Human Resources Committee of the Board. He is also a Director of TCF Financial; G & K Services; Rose's Stores; and Noma Industries Ltd.

 (2) Mr. Andres is Chairperson of the Human Resources and Corporate Governance Committees of the Board. He is also a member of the Executive Committee of the Board. He is also a Director of Jostens, Inc.; International Multifoods; Lowe's Companies, Inc.; and Scott Paper Company.
 (3) Mr. Gogan is a member of the Audit and Finance Committees of the Board. He is a Director of Crombie Insurance (U.K.) Limited; Barclays Bank of Canada; Lawton's Drug Stores Limited; Halifax Developments Limited; Sobeys Inc.; Empire Company Limited; Wajax Limited; and Atlantic Shopping Centres Limited.
 (4) Ms. Malone is Chairperson of the Audit Committee of the Board and a member of the Corporate Governance Committee of the Board. She is also a Director of Hasbro, Inc.; Houghton Mifflin Company; The Limited, Inc.; Scott Paper Company; Union Pacific Corporation; Dell Computer Corporation; and IMCERA Group, Inc. She is a Trustee of the Massachusetts Institute of Technology and The Dana Farber Cancer Institute and is Deputy Chairman of the Federal Reserve Bank of Richmond.
 (5)  Mr. Farrington is a member of the Executive Committee of the Board.
 (6) Dr. Salmon is Chairperson of the Executive Committee of the Board and a member of the Finance and Corporate Governance Committees of the Board. He is also a Director of Luby's Cafeterias, Inc.; Circuit City, Inc.; Telxon Corp.; Neiman Marcus Group, Inc.; The Quaker Oats Company; and Promus, Inc.
 (7) Mr. Sobey is a member of the Executive Committee of the Board. He is also a Director of Atlantic Shopping Centres Limited; Dominion Textile Inc.; Empire Company Limited; Univa; Sobeys Inc.; T.R.A. Foods Limited; CHC Helicopter Corporation; Lumsden Brothers Limited; and Versa Services Limited.
 (8) Mr. Strickland is a member of the Audit Committee of the Board. He is also a Director of Summit Communications; and T. Rowe Price Associates, Inc.
 (9) Mr. Bolinder is Chairperson of the Finance Committee and a member of the Corporate Governance Committee of the Board. He is also a Director of Idaho Power Company; and Smith's Food and Drug Centers, Inc.
(10) Ms. Cutler is a member of the Audit Committee of the Board. She is also a Director of Foote, Cone & Belding Communications.
(11) Mr. Lochridge is a member of the Human Resources Committee of the Board. He is also a Director of Scott Paper Company; and Dynatech Corporation.
(12) Mr. Moody is a member of the Executive Committee of the Board. He is also a Director of Penobscot Shoe Co.; Sobeys Inc.; Hill's Stores Company; UNUM Corporation; IDEXX Laboratories, Inc.; and a Trustee of the Colonial Group of Mutual Funds.

                    INFORMATION CONCERNING THE BOARD OF
                      DIRECTORS AND BOARD COMMITTEES


MEETINGS

     During 1994 the Board of Directors of the Company held eight meetings. Each Director attended 75% or more of the total Board and Committee meetings he or she was eligible to attend in 1994.


COMMITTEES

     The Company has an Audit Committee, Human Resources Committee, Finance Committee, Corporate Governance Committee and an Executive Committee elected by the Board of Directors from its members.

     The Audit Committee is made up of non-management members of the Board. Its function is to oversee the work of the Company's internal and external auditors and to assure the existence of an effective accounting and internal control system. The Committee met on five occasions during 1994.

     The Human Resources Committee is also made up of non-management members of the Board. It reviews the compensation of the Directors and senior executives and makes recommendations to the Board with regard to proposed changes in the various compensation programs and, in certain instances, has the authority to directly amend various benefit plans. The Human Resources Committee has broad discretion over the administration of various compensation plans of the Company. The Human Resources Committee met on six occasions during 1994.

     The Corporate Governance Committee is made up of non-management members of the Board. It is responsible for the conduct of the Board and assumed the nominating function formerly performed by the Human Resources Committee. It will consider recommendations from shareholders for future nominees for Directorships. Consideration of an individual recommended will be made on the basis of his or her qualifications and the long-range objectives of the Company. See "Shareholder Proposals" at page 35 below for a description of procedures by which a shareholder may nominate one or more candidates for election to the Board.

     The Finance Committee, formerly known as the Investment Committee, is made up of non-management members of the Board. It serves as the named fiduciary responsible for the investment of assets of the Company's Retirement Plan and Savings and Investment Plans and makes recommendations to the Board with respect to financial structure, dividend policy and related matters. The Committee met on five occasions during 1994.

     The Executive Committee consists of management and non-management members of the Board. Its primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire

Board. The powers of the Executive Committee are limited by the Bylaws of the Company and by applicable Maine law. For example, the Committee is not permitted to amend the Articles of Incorporation or Bylaws of the Company or to adopt any plan of merger or consolidation on behalf of the Board. Pursuant to an amended Standstill Agreement, the Sobey Parties are entitled to designate one member of the Executive Committee. See "Agreement with Sobey Parties," page 16. The Committee did not meet during 1994.

DIRECTORS' COMPENSATION

     Each non-management Director is paid an annual retainer of $20,000 for services as a Director. Non-management Directors (other than Dr. Walter J. Salmon) receive fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee Chairpersons receive an additional annual retainer of $2,500 for such services. James L. Moody, Jr. has a compensation arrangement with the Company that covers, among other things, his Board-related activities. See page 11 below. Hugh G. Farrington (the only management member of the Board other than Mr. Moody) receives no additional compensation for his services as a Director. All Directors are reimbursed for any out-of-pocket expenses incurred in attending Board and committee meetings.

     In addition to his annual retainer of $20,000 and his $2,500 annual retainer as Chairperson of the Executive Committee, Dr. Salmon receives $26,000 per year, which covers his Board and committee meeting attendance fees and additional consulting services.

     In 1991 the Company's shareholders approved the adoption of a Retirement Plan for Outside Directors. In order to attract and retain independent Directors of superior ability, the Plan offers non-management Directors a potential source of retirement income tied to the long-term performance of the Company as measured by the price of its Common Stock. The Plan is thereby intended to further align the interests of the Directors and the shareholders.

     Under that Plan, each non-management Director is credited annually with a specified number of "performance shares," whose value will be determined over a five-year "performance period." (In the event that a Director retires from the Board of Directors before age 70, other than in the case of death or disability, the performance period for each outstanding award will terminate at the end of the fiscal year in which the Director retires.) At the end of the performance period for a given award, the number of performance shares is multiplied by the increase (if any) in the trading price of the Common Stock over such period. The resulting figure (in dollars) is then credited to a deferral account for the Director, where it is treated as if it were invested in Common Stock of the Company (receiving adjustment for dividends paid on such stock and changes in the trading price of the stock). The following Directors hold the number of common stock equivalents indicated: Mr. Andres, 948; Mr. Bolinder, 948; Mr. End, 1,034; Mr. Gogan, 779; Dr. Salmon, 1,455; and Mr. Sobey, 1,117.

     Generally, amounts credited to a Director's deferral account will be paid to her or him in a lump sum or in monthly installments over a period not to exceed 10 years. Payments may not begin until the Director retires from the Board or reaches age 70, whichever is later. All payments from the Plan are made in cash.

     In 1994 each non-management Director received an award under the Plan equal to 1,700 performance shares. The total performance shares presently held by the non-management Directors are as follows: Mr. Allbright, 6,500; Mr. Andres, 8,300; Mr. Bolinder, 8,300; Ms. Cutler, 3,300; Mr. Gogan, 8,300; Mr. Lochridge, 3,300; Ms. Malone, 6,500; Dr. Salmon, 8,300; Mr. Sobey 8,300; and Mr. Strickland, 1,600. As described above, the ultimate value of the performance shares will vary depending upon the future market price of the Company's Common Stock.

                                              COMPENSATION OF EXECUTIVE OFFICERS
                                                  SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation paid to the named executive officers for the past three years.


                                                                                   Long Term
                                                                                  Compensation
                                                    Annual Compensation        Awards     Payouts
Name and                                                                     Securities    LTIP        All Other
Principal                                         Salary(1)      Bonus(2)    Underlying  Payouts(3)  Compensation(4)
Position                        Year                 ($)           ($)      Options (#)     ($)           ($)
HUGH G. FARRINGTON              1994               355,000       187,387      36,937            0        4,159
 President and                  1993               338,000       253,500      15,640      176,892        4,682
 Chief Executive Officer(5)     1992               312,148       206,182      15,204      110,570        4,387

JAMES L. MOODY, JR.             1994               245,700       129,693      25,565            0        3,338
 Chairman of the Board(5)       1993               234,000       175,500      10,652      194,080        3,932
                                1992               279,565       184,660      10,077      132,788        4,178

NORMAN E. BRACKETT              1994               178,400        94,168       8,935            0        2,832
 Chief Financial Officer        1993               163,400        65,360       4,944       38,202        2,894
                                1992               135,965        47,904       3,845       22,425        2,333

LARRY A. PLOTKIN                1994               174,600        92,163       8,745            0        2,805
 Senior Vice President,         1993               167,900        67,160       4,360       44,892        2,992
 Development & Planning         1992               166,135        58,533       4,464       26,987        2,851

JAMES J. JERMANN                1994               168,100        88,732       8,419            0        2,032
 Senior Vice President,         1993               155,000        62,000       4,944       41,360        2,236
 Merchandising                  1992               151,865        53,506       4,508       24,689        2,606


(1)  Includes amounts deferred under the SAVINGS AND INVESTMENT PLAN or DEFERRED COMPENSATION PLAN and amounts withheld to purchase stock under the EMPLOYEE STOCK PURCHASE PLAN.
(2)  Reflects performance-based payments under the ANNUAL INCENTIVE PLAN, including amounts deferred under the DEFERRED
     COMPENSATION PLAN.
(3)  Reflects payouts under the LONG TERM INCENTIVE PLAN for the five-year award period ending in the stated year.
(4)  Reflects Company matching contributions allocated to each officer's account under the SAVINGS AND INVESTMENT PLAN.
(5)  Mr. Farrington has served as Chief Executive Officer of the Company since May 14, 1992.  This position was held by
     Mr. Moody prior to such date.

                                              OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on option grants to the named executive officers during the past year.  No stock appreciation rights ("SARs" ) were granted during this period.

                                    Individual Grants(1)
                        Number of
                        Securities     % of Total                                 Potential Realizable Value
                        Underlying      Options                                   at Assumed Annual Rates of
                         Options       Granted to     Exercise or                   Price Appreciation for          Grant Date
                         Granted      Employees in    Base Price     Expiration        Option Term ($)               Present
       Name                (#)        Fiscal year      ($/Share)        Date        0%        5%            10%      Value(2)
Hugh G. Farrington        36,937          8.9%           21.625       05/19/04      0      502,338      1,273,022    362,352

James L. Moody, Jr.       25,565          6.2%           21.625       05/19/04      0      347,680        881,090    250,793

Norman E. Brackett         8,935          2.2%           21.625       05/19/04      0      121,515        307,942     87,652

Larry A. Plotkin           8,745          2.1%           21.625       05/19/04      0      118,931        301,394     85,788

James J. Jermann           8,419          2.0%           21.625       05/19/04      0      114,497        290,158     82,590

All Optionees            432,301(3)     100.0%           21.625(4)    05/19/04(4)   0    5,897,721     14,945,983  4,254,316

All Shareholders(5)        N/A           N/A              N/A           N/A         0  564,105,740  1,429,554,701     N/A

(1)  All options were granted under the 1988 STOCK PLAN at 100% of market price at the date of grant.  All options are fully exercisable two years after grant (with half becoming exercisable one year after grant).  The exercise price may be paid in cash or by surrender of currently owned Common Stock (valued at 100% of market price).  Payment in shares entitles the holder to the grant of a "reload" option for that number of shares.  The reload option has an exercise price equal to
     100% of market price at the date of its grant, generally becomes exercisable one year after grant, and carries the same expiration date as the original option.
(2)  Computed under the Black-Scholes method based on a ten-year option term and assuming an interest rate of 7.34%, annual dividend yield of 1.38% and volatility of .2548%.
(3)  All but a small portion of these options were granted May 19, 1994 at 100% of fair market value ($21.625).  In connection with the Wilson acquisition, options for an additional 16,804 shares were issued to key Wilson's associates on July 26,
     1994 at 100% of fair market value ($23.375).  The Wilson's options expire July 26, 2004.
(4)  The price and expiration date shown do not cover the options for 16,804 shares issued to key Wilson's associates.  See note (3) above.
(5)  Potential realizable value for "All Shareholders" is computed through the relevant ten-year period on all shares of
     Common Stock outstanding on May 19, 1994 (the grant date of the 1994 options), based upon the market price of the Common
     Stock on that date ($21.625 per share).

                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                FISCAL YEAR-END OPTION VALUES



The following table provides information on option exercises by the named executive officers during the past year and the value of such officers' unexercised options at December 31, 1994, the last day of the Company's fiscal year.  No SARs were outstanding during this period.


                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-THE-
         NAME              SHARES      VALUE REALIZED  UNDERLYING UNEXERCISED OPTIONS   MONEY OPTIONS AT FY-END ($) (2)
                         ACQUIRED ON       (1) ($)             AT FY-END (#)
                         EXERCISE (#)

                                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
Hugh G. Farrington          9,070           17,704         42,706          53,088          239,620          174,407

James L. Moody, Jr.        21,052          287,490         71,549          30,891          492,064          112,513

Norman E. Brackett          3,906           10,253          6,317          14,887           18,299           45,581

Larry A. Plotkin            3,352           39,596         24,996          10,925          194,769           39,607

James J. Jermann                0                0         17,868          10,891           92,904           39,297


(1)  Amounts in this column reflect the closing market price of the Company's Common Stock at the date of exercise, minus the exercise price of the option.  Incentive Stock Options and Non-qualified Stock Options were granted under the 1985
     Incentive Stock Option Plan or the 1988 Stock Plan at 100% of the market price on the date of grant.
(2)  Amounts in this column reflect the closing market price of the Company's Common Stock on December 31, 1994 ($25.375),
     minus the exercise price of the option.  All options were granted at 100% of market price on the date of grant.  The term
     "in-the-money" refers to options having an exercise price less than the relevant market price.

                                    LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

The following table provides information on long term incentive awards granted during 1994 to the named executive officers.
All awards were granted under the 1993 LONG TERM INCENTIVE PLAN and cover the three-year performance period beginning in 1994.

                                                                                 ESTIMATED FUTURE PAYOUTS
                         NUMBER OF SHARES,        PERFORMANCE OR            UNDER NON-STOCK PRICE-BASED PLANS
         NAME             UNITS OR OTHER        OTHER PERIOD UNTIL
                             RIGHTS(1)            MATURATION OR        THRESHOLD(2)        TARGET(2)         MAXIMUM(2)
                               (#)                   PAYOUT                ($)               ($)                ($)
Hugh G. Farrington        16.67% of Cash        Fiscal 1994 - 1996          0             287,352          431,028
                       Compensation for the
                           Next 3 Years

James L. Moody, Jr.       16.67% of Cash        Fiscal 1994 - 1996          0             198,888          298,332
                       Compensation for the
                           Next 3 Years

Norman E. Brackett          8% of Cash          Fiscal 1994 - 1996          0              64,338           96,507
                       Compensation for the
                           Next 3 Years

Larry A. Plotkin            8% of Cash          Fiscal 1994 - 1996          0              63,223           94,835
                       Compensation for the
                           Next 3 Years

James J. Jermann            8% of Cash          Fiscal 1994 - 1996          0              60,656           90,984
                       Compensation for the
                           Next 3 Years

(1)  The 1993 Plan provides for a "basic award" equal to a specified percentage of the executive officer's salary and annual incentive compensation over a three-year award period.  The "actual award" subject to payout is generally determined by multiplying the basic award by a fraction, the numerator of which is the difference between the actual after-tax cumulative earnings per share over the three-year period and the low performance goal for that period, and the denominator of which is the difference between the high and low cumulative earnings per share goals set by the Human
     Resources committee at the start of the period.  The committee may decrease an executive officer's payout if they determine his or her performance to be inconsistent with the amount of the award.
(2)  "Threshold" and "Target" refer, respectively, to the low and high performance goals for the three-year period beginning in 1994.  Subject to possible adjustment by the Human Resources Committee as described above, (i) there will be no payout if earnings per share do not exceed the low goal, (ii) the target payout will equal 100% of the basic award if earnings per share equal the high goal, (iii) the payout will be a prorated amount of the target if earnings per share fall between the high and low goals, and (iv) the payout will similarly be prorated (though not to exceed 150% of the basic award) if earnings per share exceed the high goal.  Since the actual award is a function of future compensation paid over three years, the amount of a potential award cannot presently be accurately determined.  The amounts set forth under
     Target and Maximum are for illustrative purposes only and are computed on the assumptions that (i) cash compensation for each officer during the award period increases by 4% per year and (ii) the Company meets or exceeds the high performance goal.

                             PENSION PLAN TABLES

     The following tables set forth aggregate estimated annual benefits payable upon retirement to employees under the RETIREMENT PLAN and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, assuming various salary levels and various years of service. Table I reflects benefits computed on the basis of a defined benefit covered compensation formula adopted in 1992 but effective as of January 1, 1989. Table II reflects benefits computed on the basis of the defined benefit social security offset formula in effect before that date. Only executives who had reached age 50 by May 14, 1992 and who met certain other conditions as of that date are entitled to benefits under the prior formula. The benefits of Messrs. Farrington, Plotkin and Jermann would be computed under Table I, and the benefits of Messrs. Moody and Brackett would be computed under Table II.

           Table I:  Defined Benefit Covered Compensation Formula

                                    YEARS OF SERVICE

REMUNERATION       15       20       25       30       35       40       45

  50,000        9,427   12,569   15,711   18,853   18,853   18,853   18,853
 100,000       20,677   27,569   34,461   41,353   41,353   41,353   41,353
 150,000       31,927   42,569   53,211   63,853   63,853   63,853   63,853
 200,000       43,177   57,569   71,961   86,353   86,353   86,353   86,353
 250,000       54,427   72,569   90,711  108,853  108,853  108,853  108,853
 300,000       65,677   87,569  109,461  131,353  131,353  131,353  131,353
 350,000       76,927  102,569  128,211  153,853  153,853  153,853  153,853
 400,000       88,177  117,569  146,961  176,353  176,353  176,353  176,353




           Table II:  Defined Benefit Social Security Offset Formula

                                    YEARS OF SERVICE

REMUNERATION       15       20       25       30       35       40       45

  50,000        9,065   12,087   15,108   18,130   18,130   20,060   22,560
 100,000       21,565   28,753   35,942   43,130   43,130   47,026   52,026
 150,000       34,065   45,420   56,775   68,130   68,130   74,526   82,026
 200,000       46,565   62,087   77,608   93,130   93,130  102,026  112,026
 250,000       59,065   78,753   98,442  118,130  118,130  129,526  142,026
 300,000       71,565   95,420  119,275  143,130  143,130  157,026  172,026
 350,000       84,065  112,087  140,108  168,130  168,130  184,526  202,026
 400,000       96,565  128,753  160,942  193,130  193,130  212,026  232,026

     Benefits under either Table are calculated on the basis of (i) the participant's years of service (as defined) and (ii) his or her annual compensation averaged over the 60 months preceding his or her retirement date. (As described at pages 18 and 19 below, Mr. Moody's and Mr. Brackett's benefits are subject to further adjustment under agreements with the Company.) For the named executive officers, covered compensation excludes incentive compensation and is substantially identical to compensation reflected in the "Salary" column of the Summary Compensation Table. The present years of service for the named executive officers are as follows: Mr. Farrington 26 years, Mr. Moody 36 years, Mr. Jermann 17 years, Mr. Plotkin 23 years and Mr. Brackett 20 years.

     Benefits shown in Table I are based on the assumption that payments are made in the form of a straight life annuity. Benefits shown in Table II assume that payments are made in the form of a life annuity with 60 monthly payments guaranteed. For the named executive officers (and other participants in the Supplemental Plan), the listed benefits are not subject to deduction for Social Security or other offset amounts.

                   OTHER CONTRACTS WITH EXECUTIVE OFFICERS

     Set forth below is a summary of other employment-related contracts with the executive officers named in the Summary Compensation Table.

EMPLOYMENT CONTINUITY AGREEMENTS

     The Company has Employment Continuity Agreements with each of the named executive officers.

     The Agreements for Messrs. Moody and Farrington are similar. If within 12 months following a change in control, the Company terminates the employment of Mr. Moody or Mr. Farrington, other than for good cause (as defined in the agreement), or Mr. Moody or Mr. Farrington voluntarily terminates employment for good reason (as defined), he is entitled to a cash payment equal to (i) 300% of his annual base salary in effect on the date of the change in control and (ii) 300% of the award he would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan) and that the officer would have received an individual performance award under the plan in an amount equal to 50% of his company performance award. In addition, each is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 36 months following termination of employment. Further, upon such termination, each is entitled to exercise, in full, all options granted under the Company's 1985 INCENTIVE STOCK OPTION PLAN, and to acceleration of payments under the DEFERRED COMPENSATION PLAN. Upon such termination, each is also entitled to such benefits and rights as are provided under the Company's 1988 STOCK PLAN, 1993 LONG TERM INCENTIVE PLAN and SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to either under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by three. In the event either voluntarily terminates his employment without good reason (as defined) within six months following a change in control, he is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 200% of annual base salary and 200% of the ANNUAL INCENTIVE PLAN award, (ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 24 months following termination, and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by two. The foregoing benefits with respect to Mr. Moody have been supplemented somewhat under a certain agreement dated February 11, 1991, which is described below.

     For the other named executive officers, if within 12 months following a change in control, the Company terminates the employment of the officer, other than for good cause (as defined), or the officer voluntarily terminates employment for good reason (as defined), such officer is entitled to a cash payment, within thirty days of such termination, equal to (i) 200% of his annual base salary in effect on the date of the change in control and
(ii) 200% of the unadjusted basic award he or she would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan) and that the officer would have received an individual performance award under the plan in an amount equal to 50% of his or her company performance award. In addition, such officer is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 24 months following termination of employment. Further, upon such termination, such officer is entitled to the same exercise of options and acceleration of payments and awards as are provided under the agreements for Messrs. Moody and Farrington. Upon such termination, such officer is also entitled to such benefits and rights as are provided under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to such officer under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by two. In the event the officer voluntarily terminates employment without good reason (as defined) within six months following a change in control, such officer is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 100% of the officer's annual base salary and 100% of the ANNUAL INCENTIVE PLAN award; (ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 12 months following termination; and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by one.

     Under these agreements, a "change in control" is defined to include (i) the acquisition of 27% or more of the Company's voting stock by any party;
(ii) Hannaford ceasing to be a publicly-held company; (iii) the number of outside directors constituting less than a majority of the board of directors within any 25-month period; (iv) the Company's shareholders approving any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property

(other than a merger or consolidation in which the holders of Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation); or (v) the Company's shareholders approving any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company. The agreements prohibit the payment of an amount that would cause any portion of the amounts payable under the agreements to be non-deductible under Section 280G of the Internal Revenue Code.

     The Board of Directors has authorized the creation of a separate trust to secure the payment of benefits under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN in the event that the Company were to undergo a change in control. Upon the occurrence of an event deemed to be a change in control (as described above), the Company will be required to place sufficient assets in the trust to cover its payment obligations under such Agreements and such Plan. These trust assets will, however, remain subject to the claims of other creditors of the Company. If and to the extent that trust assets are insufficient to meet the Company's obligations under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the Company will be required to pay such benefits from its general assets.

     If within 12 months following a change in control, the Company were to terminate the employment of Messrs. Moody, Farrington, Jermann, Plotkin and Brackett, other than for good cause (as defined), or Messrs. Moody, Farrington, Jermann, Plotkin and Brackett voluntarily terminate employment with good reason (as defined), the Employment Continuity Agreements would provide for cash severance payments of $1,167,750, $1,687,500, $525,000, $542,100 and $556,500, respectively, based on the current annual base salaries and basic awards for each of those executive officers.

AGREEMENT WITH MR. MOODY

     Pursuant to an Agreement dated as of February 11, 1991, Mr. Moody agreed that when he ceased to serve in the capacity of Chief Executive Officer of the Company, which took place on May 14, 1992, he (i) would remain employed with the Company on a reduced schedule through the date of the Annual Shareholders Meeting in 1997 and (ii) would not accept employment with, or otherwise provide services to, any entity that the Hannaford Board of Directors determines to be in competition with the Company in its existing trading areas. The Agreement provides that during this period, Mr. Moody would receive salary at the initial base rate of $225,000 per year (as compared to his salary of $336,000 per year immediately prior to the transition), subject to later adjustment consistent with adjustments to the salaries of other corporate officers of the Company. Solely for purposes of the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, Mr. Moody is credited with additional salary equal to the difference between (i) his actual salary multiplied by the fraction $336,000/$225,000, and (ii) his actual salary.
The Agreement also provides for continued participation by Mr. Moody in various employee benefit plans, and for receipt of vacation benefits and other perquisites of employment.

AGREEMENT WITH MR. BRACKETT

     Mr. Brackett has served as head of management services since 1974. In order to assure Mr. Brackett's continued employment with the Company for a mutually agreeable period, not to extend past December 31, 1995, the Company by agreement dated September 9, 1992, has agreed to pay Mr. Brackett a supplemental pension benefit in the amount of $83,503. It is intended that such payment will be made through the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company has also agreed in principle to provide Mr. Brackett with insurance coverage comparable to that offered in 1992 to other retiring executives. The manner of providing this insurance coverage, and the resulting cost to the Company, has yet to be determined.

                     HUMAN RESOURCES COMMITTEE REPORT ON
                           EXECUTIVE COMPENSATION



CORPORATE GOVERNANCE

     Executive compensation at Hannaford Bros. Co. is administered by the Human Resources Committee under principles and plans approved by the Board of Directors. The Committee, whose members are listed below, is composed entirely of non-employee Directors. The Committee reviews and approves all compensation arrangements for executive officers, including cash compensation, stock grants, employment/severance agreements and special benefits where applicable. Actions of the Committee are periodically reported to, and in appropriate cases ratified by, the Board. Consistent with applicable laws and regulations, several of the compensation plans administered by the Committee have been expressly approved by the Company's shareholders.

     The Committee reviews the performance of the Chief Executive Officer and the Chairman of the Board on at least an annual basis. In setting executive compensation for the CEO and other senior officers, the Committee seeks to ensure that compensation is based on evaluations and judgments of performance (individual, Company and business unit where applicable), is competitive in the marketplace in which the Company competes for executives, and is aligned with business strategies and shareholder interests. The Committee retains independent consultants for advice on compensation matters and information on competitive practices. In exercising its judgment on compensation matters, the Committee also considers recommendations from management and the Board.


COMPENSATION PHILOSOPHY AND STRUCTURE

     Overall, the same principles that govern the compensation of other salaried associates apply to the compensation of the Company's executives. Within this framework, the Committee believes that (a) executives should have a greater portion of their compensation at risk than other associates,
(b) a significant portion of the executives' compensation should be tied to measures of performance of the business as a whole, (c) in addition to rewards for annual results, executives should be rewarded for achieving sustained long-term results consistent with Company goals set by the Board in its business planning process, (d) the interests of executives should be linked to those of shareholders through the risks and rewards of Company stock ownership and options, and (e) special benefits and perquisites for management should be minimized and based on business necessity. To this end, executive compensation is composed primarily of the following major elements: base salaries, annual incentives, stock options and other long-term incentives, and retirement benefits. The Committee reviews the Company's compensation practices annually.

     The Company sets compensation at levels it deems appropriate to attract and retain high quality individuals. It uses surveys as a competitive reference but does not determine its compensation practices according to surveys alone. Surveys contain data on a variety of food industry and other retail companies and are not tailored specifically for Hannaford.
Therefore, the companies included in the surveys do not necessarily match the companies included in the stock price performance graph shown on page
25. As an additional reference, the Committee reviews a report each year comparing the executive pay levels and financial performance for the previous year for companies in the stock performance graph with comparable figures at Hannaford.

     In determining appropriate salary levels, the Committee considers the entire compensation package because it strives to maintain a significant portion of compensation at risk. Base salaries for executives and other salaried associates are established within salary ranges that reflect the skills required and scope of responsibility for each position. The ranges are determined through competitive analyses and may be adjusted from year to year following a review of market data. Salary increases are based on individual contribution and competitive remuneration. Overall, 1994 base salary levels corresponded to approximately the median of survey companies. The salary of the CEO was below the median, reflecting a policy of paying a relatively greater portion of his compensation through performance-based awards rather than salary.

     The Company pays annual incentives to executives and others through the ANNUAL INCENTIVE PLAN. Incentive awards are earned based on achievement of annual goals set by the Board. The goals are stated in terms of net income relative to annual profit objectives established by the Board of Directors. Individuals are assigned target awards expressed as a percentage of salary. Actual awards range from 0 - 125% of target depending upon overall company performance against the goal. No awards are earned, however, unless the Company attains at least 85% of the performance goal. Annual incentive awards are paid in cash to recipients after the close of the fiscal year. Although the Board can increase or decrease the payout to any participant if it determines that the actual award is inconsistent with the individual's performance, such adjustments have not been made for any named executive officer in the last three fiscal years.

     The Committee views stock options as an effective way to link the interests of associates with those of shareholders. The Committee grants stock options annually to executives and other salaried associates under the 1988 STOCK PLAN. These grants are based on guidelines adopted by the Committee and expressed as a percentage of salary. Grant levels are compared each year to current surveys published by compensation consultants to ensure they are competitive. Together with salary and short and long term incentive plan awards, stock options are designed to produce an overall competitive pay package. If the Company achieves its short and long term goals, long term incentive plan awards and stock options are intended to comprise one-half of the CEO's and Chairman's compensation and one-third of other senior officers' compensation. Because the grants are regarded as part of a comprehensive and competitive annual compensation program, the Committee does not take into account grants made in prior years when making new grants. In addition to awarding stock options to executives, the Committee has extended stock options in recent years to pharmacists and key managers, including store managers. The award of options to store managers demonstrates the conviction of management and the Board that operating excellent stores is critical to the success of the Company and that store managers serve a major role in achieving that objective.

     Other long term incentives are presently provided through the 1993 LONG TERM INCENTIVE PLAN, which is designed to reward senior executives for sustained earnings growth. Under this Plan, each year the Committee sets high and low performance goals for growth in earnings per share (EPS) over a designated award period, currently three years. The Committee changed the award period from five to three years beginning with the 1993 grants to reflect a corresponding shift in the Company's strategic planning cycle.
The Committee also designates a "basic award", expressed as a percentage of salary plus annual cash incentive earned during that period. If the Company meets the high performance goal, the actual award equals the basic award.
If earnings per share are less than or equal to the low goal, the actual award is zero. A participant's actual award is determined by multiplying his or her basic award by a fraction, the numerator of which is the positive difference between actual EPS for the three years and the low performance goal, and the denominator of which is the difference between the high and low performance goals set by the Committee. Thus, if performance exceeds the high performance goal, the actual award may exceed the basic award, up to a Committee-imposed maximum of 150% of the basic award. It is the Committee's current practice to pay approximately 50% of each award earned in the form of Company stock which must be held for three years. The balance of the award is paid in cash to meet income tax withholding requirements. Although the Board, prior to 1994, could increase or decrease the payout to any participant if it determined that the actual award was inconsistent with the individual's performance, such adjustments were not made for any named executive officer in the last three fiscal years. Effective in 1994, the Committee can only decrease an executive officer's payout if it determines his or her performance to be inconsistent with the amount of the award.

     Executives receive pension benefits under the same tax-qualified plan (the EMPLOYEES' RETIREMENT PLAN) available to other salaried associates of the Company. Current tax law imposes limits on pension benefits payable to executives from tax qualified plans. The Company therefore maintains a non-qualified SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN generally to preserve the benefits that would otherwise be lost under the qualified plan. The amount of benefits payable under the supplemental plan equals the amount that would be payable under the Company's qualified plan if there were no limits in place, offset by the amount actually paid under the qualified plan.

     The Company maintains a number of other broad-based employee benefit plans in which salaried associates, including executives, are entitled to participate. Examples of such plans include the SAVINGS AND INVESTMENT PLAN (401(k) Plan), the EMPLOYEE STOCK PURCHASE PLAN, and the Company's health and welfare benefit plans.

     Legislation enacted in 1993 imposed new limits on the tax deductibility of executive compensation. The Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensate executives based on performance. The Committee has taken action to ensure that awards under the 1988 STOCK PLAN and the 1993 LONG TERM INCENTIVE PLAN qualify as performance-based under proposed regulations.

COMPENSATION ACTIONS IN 1994 AND RELATION TO COMPANY PERFORMANCE

     Hugh G. Farrington, President, received a 5% increase in salary to $355,000 per year, effective January 1, 1994. The increase was based upon
1) a review of competitive data, 2) the state of the regional economy, 3) his performance, 4) the desired mix of salary, short term and long term compensation and 5) the merit increase program for executives and other salaried associates. While no particular weight was assigned to any one factor, the 5% increase reflects his performance and the desired compensation mix discussed below.

     At the initiative of the CEO, a comprehensive review of the Company's senior management compensation philosophy and mix was conducted during 1993. As a result of that review, the Committee changed the CEO's compensation mix for 1994 to shift a portion of the total compensation from annual to long term (by reducing his annual incentive award opportunity and increasing his stock option grant guidelines). These changes increased the portion of total compensation dependent on increases in shareholder value.
Accordingly, Mr. Farrington's target annual incentive for 1994 was 50% of his salary. This represented a reduction from the 75% level used as an established target for the Company's CEO over the past several years. The Company performed well in 1994, achieving 105.57% of its net income goal under the ANNUAL INCENTIVE PLAN. Consequently, Mr. Farrington received an annual incentive payment of $187,387.

     Mr. Farrington's annual cash compensation for 1994 (the sum of salary and annual incentive) was $525,387. This represents an 11.2% decrease over 1993 due to the shift in the compensation mix from annual to long term. By way of comparison, the Company's reported net income and earnings per share increased by 9.8% and 8.7%, respectively, over 1993.

     Mr. Farrington was granted an award under the 1993 LONG TERM INCENTIVE PLAN to cover the three year performance period beginning in 1994. His basic award represents 16.67% of his cash compensation during this period if the Company achieves the cumulative earnings per share growth goal set for this award. The grant reflects a continuation of the level used in 1993.

     Mr. Farrington and other executive officers named in the Summary Compensation Table did not receive a long term incentive payment in 1995 because earnings per share growth for the 1990-94 award period fell below the low performance goal set by the Committee in 1989. This is consistent with the Committee's philosophy of paying for performance.

     Mr. Farrington received a stock option grant entitling him to purchase 36,937 shares of Hannaford stock at an option price equal to the fair market value of the stock on the date of grant. The size of the option grant was set at 225% of Mr. Farrington's salary. This new grant level reflects the shift in compensation mix discussed earlier as compared to 95% of the midpoint of his salary range used for several years.

CONCLUSION

     The Human Resources Committee believes that it is essential to attract and retain qualified executives to manage the Company's business. The Committee further believes that the caliber and motivation of its associates and the quality of their leadership are two of the most important factors affecting the Company's long-term performance. In order to advance the long-term interests of shareholders, the Human Resources Committee strives to adopt compensation programs that will (a) provide executives with direct and substantial incentives to achieve long-term business objectives, and (b) tie the executives' interests to the risks and rewards of owning Company stock. The Committee believes that the Company's compensation programs during 1994 have met the objectives identified above.

Respectfully submitted,



WILLIAM A. ANDRES, Chairman
BRUCE G. ALLBRIGHT
RICHARD K. LOCHRIDGE

                          MARKET PRICE PERFORMANCE
                        OF THE COMPANY'S COMMON STOCK

     The following graph provides information on the five-year cumulative total return on Hannaford Bros. Co. Common Stock as compared to the S&P 500 Index, and an index consisting of retail food and grocery companies having shares listed on a national securities exchange. Amounts reflected in each case are measured from December 31, 1989 and assume reinvestment of all dividends paid.



                                DATA POINTS

                          1989     1990     1991     1992     1993     1994

Hannaford Bros. Co.        100      110      141      140      138      165
S&P 500                    100       97      126      136      150      152
Retail Food/Grocery (New)  100       87      109      109      106      113



Assumes $100 invested on December 31, 1989 in Hannaford Bros. Co. Common Stock, the S&P 500 Index, and the retail food and grocery index, with reinvestment of all dividends.

The retail food and grocery index includes the following companies:

     Albertson's, Inc.                  Penn Traffic Company
     American Stores Co.                Riser Foods, Inc.
     Brunos, Inc.                       Ruddick Corporation
     Food Lion, Inc.                    Safeway, Inc.
     Giant Food, Inc.                   Smith's Food and Drug Centers, Inc.
     Great Atlantic & Pacific Tea Co.   Stop and Shop Companies, Inc.
     Hannaford Bros. Co.                Vons Companies, Inc.
     Kroger Company                     Weis Markets, Inc.
     Marsh Supermarkets, Inc.           Winn Dixie Stores, Inc.


The list of companies included in the retail food and grocery index was revised this year. Three large supermarket companies (Bruno's, Inc., Food Lion, Inc. and Marsh Supermarkets, Inc.) were added; two smaller supermarket companies (Foodarama Supermarkets, Inc. and Motts Holdings, Inc.) and one convenience store chain (Uni Marts, Inc./Class A) were deleted. The Company believes that the revised peer group is more comparable in size and business to the Company. Without this revision, the total five-year return for the index would be 120%, instead of 113% as shown above, and the intermediate data points would have been 80, 88, 107 and 108.

For purposes of computing this index, the returns of each company have been weighted according to the companies' respective stock market capitalizations.

                          OTHER MATTERS RELATING TO
                    THE COMPANY'S DIRECTORS AND OFFICERS

REPORTS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

     Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the New York Stock Exchange various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports were filed in a timely manner.

AGREEMENT WITH SOBEY PARTIES

     Since September 16, 1981, the Company and the Sobey Parties have been parties to an agreement (the "Standstill Agreement"), which has been amended and extended from time to time. On February 4, 1988, the Company and the Sobey Parties further extended the term of such agreement and amended various terms thereof.

     Under the Standstill Agreement as amended and extended, the Sobey Parties have agreed not to increase their percentage ownership of the Company's voting stock above the current level of approximately 25.6% of the outstanding shares, except in certain circumstances specified by the Standstill Agreement. The Sobey Parties have also agreed that they will not purchase any shares of the Company's voting stock except as contemplated by the Standstill Agreement, engage in a proxy contest relating to election of the Company's directors or certain other matters or enter into a voting trust agreement for the purpose of acquiring control of the Company. In addition, the Sobey Parties are restricted in their right to sell shares of the Company's voting stock owned by them.

     Under the Standstill Agreement, the Sobey Parties have certain rights to purchase securities from the Company to maintain their percentage ownership of the Company's voting stock and to maintain specified percentage ownership margins between their percentage ownership and that of the next largest shareholder. The specified margin is 13.5% (an arbitrary ownership margin negotiated by the parties at the time of the original Standstill Agreement), except that the margin is reduced to 5% in the case of certain shareholders that enter into separate standstill agreements with the Company. In the event that the Standstill Agreement permits the Sobey Parties to increase their percentage ownership in excess of approximately 25.6%, the Sobey Parties are required to place such excess shares in a voting trust pursuant to which the shares will be voted in proportion to the votes of small shareholders (generally, the holders of 5% or less of the Company's voting stock who are not affiliated with management of the Company). In cases where the Sobey Parties are entitled to purchase more than $5 million of shares from the Company, the Sobey Parties have certain rights to defer the purchase of their shares over specified periods of time ranging from 90 days to three years. The Company has agreed to use its best efforts to cause two nominees of the Sobey Parties to be elected as Directors of the Company. Presently, David F. Sobey and James W. Gogan serve as the Sobey Parties' designees on the Board.

The Company has also agreed to certain restrictions on its ability to issue voting stock in connection with business acquisitions or otherwise to place large blocks of voting stock in the hands of a single person or group. In general, the Company has agreed not to sell voting stock to any person or group that owns, or would thereby own, more than 10% of the outstanding voting stock, except with the Sobey Parties' prior consent. In the case of business acquisitions, such limit is increased to 15%, provided that the Company obtains standstill agreements with such person or group and its controlling person, if any. The Sobey Parties also have a right to prevent the Company from entering into business acquisitions involving the issuance of as many shares of the Company's voting stock as the Sobey Parties then own. Such right is conditional on the Sobey Parties' delivery, at that time, of an offer to sell all of their shares to the Company at specified market prices (generally, the same prices being paid by third parties for the Company's stock).

     The Standstill Agreement will expire December 31, 1995, unless further extended. The Agreement provides that its term will be automatically renewed for successive one-year periods (but not beyond December 31, 1997) unless by July 31 of a given year either the Company or any of the Sobey Parties gives written notice of an intention not to further extend the term of the Agreement. The Sobey Parties have certain rights to terminate the Standstill Agreement, including the right to terminate in the event of certain tender offers by third parties or the accumulation of 25% or more of the outstanding voting shares of the Company by a third party.

OTHER

     Peter B. Webster, Clerk and Assistant Secretary of the Company, and Gregory S. Fryer, Assistant Secretary of the Company, are partners in the law firm of Verrill & Dana, outside general counsel to the Company.


                       RATIFICATION OF APPOINTMENT OF
                       INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P. were auditors for the fiscal year ended December 31, 1994, and subject to ratification by shareholders, have been appointed to serve as auditors for the fiscal year ending December 30, 1995.

     Representatives of Coopers & Lybrand L.L.P. are expected to attend the Meeting and to respond to appropriate questions from shareholders. The representatives will have the opportunity to make a statement if they so desire.

                       PROPOSED STOCK OWNERSHIP PLAN
                           FOR OUTSIDE DIRECTORS


     Over the past several years, the Company has adopted a variety of compensation plans that encourage its associates, and particularly its executive officers, to own Hannaford Common Stock. The Company believes such ownership helps further align the interests of associates with those of the shareholders. For similar reasons, the Company also encourages non-management Directors to own Common Stock. All Directors currently own Hannaford Common Stock, which they have purchased from time to time on their own. In addition, the Retirement Plan for Outside Directors, adopted in 1991, offers non-management Directors a potential source of retirement income tied to the performance of the Common Stock over a period of several years.

     The Board of Directors recently adopted stock ownership guidelines for Directors. Under these guidelines, each non-management Director is encouraged to acquire and maintain holdings in Hannaford stock having a value of at least five times the annual retainer. Currently, this would represent holdings of $100,000 in Hannaford stock.

     The Company is now proposing a Stock Ownership Plan for Outside Directors which, starting in 1996, would permit non-management Directors to receive all or a portion of their director compensation in the form of Common Stock. The proposed Plan offers two new features and incorporates two features from compensation arrangements currently in effect.

     STOCK OPTION. Under the proposed Plan, each non-management Director may elect whether to receive his or her annual retainer in the form of a stock option rather than cash. This election must be made by the Director before January 1 of the relevant year, and cannot be made for less than the entire annual retainer for that year. If so elected, the stock option is granted as of the first trading day of the new year.
     The option entitles the Director to purchase Common Stock at an exercise price per share equal to 100% of the closing price of Hannaford stock on the New York Stock Exchange as of the grant date. The number of shares covered by the option is set by a formula, and equals (i) three times the annual retainer, divided by (ii) the closing price per share of the Common Stock on the grant date. The exercise price is payable in cash or previously owned stock (or any combination thereof) at the time of exercise. The option becomes exercisable one year after the date of grant, and will be forfeited if for any reason the Director's service on the Board terminates before December 31 of that first year (in which case the Director will receive a cash payment for the portion of the annual retainer earned through the termination date). Each option will expire ten years from the date of grant if not exercised.

     DEFERRAL OF COMPENSATION. Under the proposed Plan, each non-management Director may, at any time, elect to defer receipt of any director compensation (i.e. annual retainer, meeting fees, committee chairperson fees, and consulting fees) that would otherwise be paid to him or her in cash. The deferral period is designated by the Director, subject to certain limits. The Director must elect at the outset whether the compensation deferred is ultimately to be paid in stock or in cash.

          STOCK DEFERRAL. In the case of a stock deferral, whenever the Director would otherwise receive payment of compensation, the Company will credit to the Director's account a number of stock units which equals (i) the amount deferred, divided by (ii) the closing price per share of the Common Stock on the deferral date.

          Payout of the deferred amounts will be made in the form of Common Stock (plus a cash payment equal to the amount of dividends that would have been paid on such stock over the deferral period). The stock deferral feature of the proposed Plan is new.

          CASH DEFERRAL. In the case of a cash deferral, whenever the Director would otherwise receive payment of compensation, the Company will credit the payment amount to the Director's account and will thereafter accrue interest on the account at the rate paid on five-year Treasury notes. The cash deferral feature of the proposed Plan is virtually identical to a cash deferral arrangement that has been available to non-management Directors for many years.

     If the Director makes a stock deferral, the value of his or her ultimate payout will be tied to the future market value of the Common Stock (whether higher or lower than at the deferral date); if the Director makes a cash deferral, the value of the ultimate payout will increase at the specified rate of interest.

     PERFORMANCE SHARES. Since 1991 the Company has awarded "performance shares" to non-management Directors through the Retirement Plan for Outside Directors. That Plan is described at page 9 above. The proposed Stock Ownership Plan for Outside Directors would incorporate the terms of the Retirement Plan, without change.

     The following table describes the potential value of stock options and stock deferrals over a five-year period, assuming three different rates of price appreciation for Hannaford Common Stock. Since the award in each case is in lieu of fees to which a director is otherwise entitled, the dollar value of the award is computed after deducting the amount of the fees foregone. In each case, it is assumed that $20,000 of fees per Director are foregone. Note that these two types of awards are mutually exclusive. The table does not include cash deferrals or performance shares, since these are benefits that have been available under existing arrangements and which will continue in effect even if the shareholders choose not to approve the proposed Stock Ownership Plan for Outside Directors.

                             NEW PLAN BENEFITS
                 Stock Ownership Plan for Outside Directors

                           Dollar Value ($) if Stock
                           Appreciates for 5 Years at      No. of
                        0%/Yr.       5%/Yr.      10%/Yr.   Units

(1) Stock Option to
a Non-Management
Director                    0       16,584       36,624     2,400

Stock Options to
all Non-Management
Directors as a Group
(11 persons)                0      182,424      402,864    26,400

(2) Stock Deferral by
a Non-Management
Director                    0        5,528       12,208       800

Stock Deferrals by
all Non-Management
Directors as a Group
(11 persons)                0       60,808      134,288     8,800

     A maximum of 200,000 shares of Common Stock will be available for issuance under the Plan, whether through stock options or through stock deferrals. Cash deferrals and performance shares under the Plan can be paid out only in the form of cash. Only Directors who are not employees of the Company are eligible to receive awards under the Plan. The Company presently has eleven such Directors.

     Future amendments to the Plan may be made by the Board of Directors from time to time. Except as otherwise permitted under Maine law and by Rule 16b-3 under the Securities Exchange Act of 1934, (i) no amendment shall be effective without shareholder approval and (ii) the Plan may not be amended more than once every six months. Under current law, shareholder approval would be needed for any amendment that would change the class of persons entitled to receive awards or that would materially increase the benefits to participants or the number of shares available for grant.

     A copy of the proposed Plan is attached as Exhibit A. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is needed to approve this proposed Plan. (Abstentions and broker non-votes will have the same effect as a vote against the proposal.) If approved by the shareholders, the Plan will become effective January 1, 1996.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF
               THE STOCK OWNERSHIP PLAN FOR OUTSIDE DIRECTORS

                         PROPOSED AMENDMENTS TO THE
                    HANNAFORD BROS. CO. 1988 STOCK PLAN

     The 1988 STOCK PLAN was originally approved by shareholders on May 25, 1988, and has been amended from time to time since then. The Plan gives the Human Resources Committee of the Board of Directors broad discretion to award stock options, stock appreciation rights, stock units, and restricted stock to key associates. In 1994, 466 associates of the Company (including 12 executive officers) received awards under the Plan, representing 432,301 shares of Common Stock (1.05 % of the shares outstanding on the first day of the year). Non-management Directors are not eligible to participate in the Plan.

     The Board has voted to further amend the Plan in certain respects. Some of the changes do not require shareholder approval; others do. A copy of the Plan as amended is attached as Exhibit B.

     Changes not requiring shareholder approval include the following:
(1) imposing an individual limit on awards of stock options, stock appreciation rights or stock units and providing that awards may be conditioned upon attainment of performance goals, in order to qualify such awards for treatment as "performance-based compensation" within the meaning of the Internal Revenue Code; and (2) providing that the Human Resources Committee may amend the Plan from time to time, except that any amendments requiring shareholder approval shall also require ratification by the Board prior to submission to shareholders.

     Under Securities and Exchange Commission ("SEC") rules, shareholder approval generally is required for amendments that increase the number of shares for which awards may be granted or that modify the class of employees eligible to participate in a plan. Shareholder approval may also be required under Maine law for amendments relating to stock options. Therefore, the following changes require shareholder approval: (1) removing a percentage limit on the maximum number of shares that may be issued under the Plan; (2) increasing the number of shares that may be issued under Incentive Stock Options ("ISOs"); (3) increasing the maximum restriction period for awards of restricted stock; and (4) allowing options to be transferred to family members.

     PERCENTAGE LIMIT. The Plan limits the number of shares of Common Stock available for grant in each year to specified percentages of the total number of shares outstanding as of the first day of such year.
     Currently the limit is calculated as the lesser of (i) 1.25% of the outstanding shares on a "net" basis or (ii) 1.375% of the outstanding shares on a "gross" basis. Under the "net" limit, shares transferred to the Company in payment of the exercise price of a stock option are credited against the number of shares deemed granted in that year.
     Under the "gross" limit, no credit is given for stock transferred to the Company. The "gross" limit was adopted by the Board in 1991 in response to SEC interpretations which did not permit percentage limits to be calculated on a net basis. Because the SEC recently reversed its position on this issue, the Board now proposes to delete the "gross" limit altogether.

     LIMIT ON ISOS. The Plan also contains an absolute limit on the number of shares that may be issued pursuant to ISOs. Currently the limit is 1,400,000 shares (as adjusted for stock dividends since 1988). Of this number, approximately 225,000 are still available for future grant. The Board proposes to increase this limit by 1,400,000 shares to cover anticipated ISO grants through the Plan's termination date in 1998.

     RESTRICTION PERIOD. Awards of restricted stock are outright grants of Common Stock subject to forfeiture at a later date if the restrictions are not met. The original Plan provided for a maximum restriction period of five years from the date of grant. The Board proposes to remove the limit on the restriction period, to provide greater flexibility in awarding restricted stock.

     TRANSFER OF OPTIONS. The Plan currently provides that both ISOs and nonqualified stock options may not be transferred, except at death. In anticipation of possible changes in SEC rules, the Board proposes to amend the Plan to allow for transfers of nonqualified stock options to family members or family trusts to the extent permitted by the SEC.

     Pursuant to SEC requirements, the following table sets forth certain information concerning awards made under the Plan in 1994, all of which were grants of stock options.(1) The amendments described above would not have affected the value or amount of awards made in 1994. Awards for 1995 have not yet been made by the Human Resources Committee and are not currently determinable.










   (1) Further information concerning these awards is set forth in the table tentitled "Option Grants in Last Fiscal Year," at page 12 above.

                             NEW PLAN BENEFITS
                        1988 Stock Plan (as amended)

                           Dollar Value ($) if Stock
                           Appreciates for 10 Years at     No. of
                         0%/Yr.      5%/Yr.      10%/Yr.   Units

Hugh G. Farrington           0      502,338    1,273,022   36,937
James L. Moody, Jr.          0      347,680      881,090   25,565
Norman E. Brackett           0      121,515      307,942    8,935
Larry A. Plotkin             0      118,931      301,394    8,745
James J. Jermann             0      114,497      290,158    8,419
Executive Group              0    1,776,343    4,501,607  130,615
Non-Executive Director Group 0            0            0        0
Non-Executive Officer
 Employee Group              0    3,874,350    9,818,373  284,882

     The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is needed to approve the foregoing amendments. (Abstentions and broker non-votes will have the same effect as a vote against the proposal.) If approved by the shareholders, the amendment will be effective as of February 6, 1995.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
              OF THE PROPOSED AMENDMENTS TO THE 1988 STOCK PLAN


                           PROPOSED AMENDMENT TO
                        EMPLOYEE STOCK PURCHASE PLAN

     Since 1982 the Company's EMPLOYEE STOCK PURCHASE PLAN has permitted eligible associates to purchase Common Stock through payroll deductions. Approximately 11,700 associates of the Company (including 12 executive officers) are presently eligible to participate in the Plan.

     The Plan is administered by the Human Resources Committee, which determines the maximum percentage of compensation that an associate may have withheld during any option period and fixes the option price per share (at not less than 85% of the fair market value of the Common Stock on the date the option is granted or the fair market value on the date of exercise, whichever is less). Currently, eligibility is restricted to associates who have been employed by the Company or a subsidiary for at least six months prior to the date options are granted.

     Subject to shareholder approval, the Board of Directors has voted to amend the Plan in order to eliminate the six-month service requirement. Under the amendment, any associate employed on the grant date will be eligible to participate in such awards.(2)

     Pursuant to SEC requirements, the following table sets forth certain information concerning the shares acquired under the Plan in 1994. The amendment described above would not have materially affected the value or amount of awards made in 1994. For purposes of this table, the value of each unit is $5.612, representing the amount by which the fair market value per share of the Common Stock on the exercise date exceeded the exercise price of an award. Due to the nature of the Plan, the value and amount of awards for 1995 can not presently be determined.

                             NEW PLAN BENEFITS
                 Employee Stock Purchase Plan (as amended)

                               Dollar Value ($)      No. of Units

Hugh G. Farrington                   5,096                 908
James L. Moody, Jr.                  3,524                 628
Norman E. Brackett                   2,559                 456
Larry A. Plotkin                     2,503                 446
James J. Jermann                     1,661                 296
Executive Group                     27,359               4,875
Non-Executive Director Group             0                   0
Non-Executive Officer              506,690              90,287
 Employee Group

     A copy of the amendment is contained in Exhibit C. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is needed to approve the foregoing amendment. (Abstentions and broker non-votes will have the same effect as a vote against the proposal.) If approved by the shareholders, the amendment will be effective as of February 7, 1995.



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN




    (2) Pursuant to its existing authority, the Board has also amended the Plan to provide that the Human Resources Committee may amend the Plan from time to time, and that any such amendments requiring shareholder approval shall also require ratification by the Board prior to submission to shareholders.

                            SHAREHOLDER PROPOSALS

     To be eligible for inclusion in the proxy materials for the 1996 Annual Meeting, a shareholder proposal for action to be taken at such Meeting must be in proper written form addressed to the attention of the Chairman of the Board and received at the Company's principal executive offices before December 1, 1995.

     The Company's Bylaws provide that any shareholder wishing to propose one or more candidates for election as a Director at the Annual Meeting of Shareholders in a given year shall, not earlier than January 1 nor later than February 28 of that year, provide written notice of such intended nomination to the Secretary of the Company. Such notice shall identify each proposed nominee and shall set forth the same information regarding the shareholder and each nominee as would be required to be set forth in a proxy statement under the proxy rules of the Securities and Exchange Commission. Upon receipt of such notice, the Secretary shall forward a copy thereof to the Corporate Governance Committee, which may consider whether to endorse the proposed candidate(s). A shareholder who has satisfied these notice requirements shall thereafter be entitled at the next Annual Meeting of Shareholders to place in nomination any nominee so described, regardless of whether the Committee or the Board of Directors has chosen to endorse the proposed candidate. This procedure for nominations by shareholders is not intended to relieve any person from obligations imposed under the proxy rules of the Securities and Exchange Commission, or to obligate the Company to include in its proxy statement a description of an intended Director nomination by a shareholder.


                                  GENERAL

     A copy of the Company's Annual Report for the fiscal year ended December 31, 1994, including financial statements, is enclosed herewith. It is not to be regarded as proxy soliciting material. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by employees of the Company, none of whom will receive additional compensation for such services or be specially hired for such purposes. The Company will reimburse brokers and other custodians, nominees and fiduciaries for out-of-pocket expenses reasonably incurred for sending proxy materials to principals and obtaining their proxies. The Company's transfer agent, Continental Stock Transfer & Trust Company, will assist in the distribution of proxy material to nominee accounts and will obtain their proxies. It is estimated that the fees and out-of-pocket expenses of such firm, payable by the Company in connection with the solicitation, will be approximately $1,000.

     The Board of Directors is not aware of any matters to be brought before the Meeting other than those set forth in this Proxy Statement. If any further business is properly presented at the Meeting, the persons named in the proxies will vote all shares represented according to their best judgment.

                                 By order of the Board of Directors

                                    s/Peter B. Webster


                                                            Clerk

PROXY CARD-----(FRONT)-------

                             HANNAFORD BROS. CO.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints James L. Moody, Jr., Hugh G. Farrington and Norman E. Brackett, or any one of them, proxies with full power of substitution, to represent and vote all the shares of Common Stock of Hannaford Bros. Co. held by the undersigned, at the Annual Meeting of Shareholders to be held May 24, 1995, or any adjournment thereof.

1.  TO ELECT FOUR CLASS II DIRECTORS
    FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below
    (INSTRUCTION:  To withhold authority to vote for any individual nomi-
                   nee strike a line through the nominee's name below) Hugh G. Farrington, Walter J. Salmon, David F. Sobey or Robert L. Strickland


2.  TO RATIFY THE APPOINTMENT OF AUDITORS        FOR   AGAINST    ABSTAIN

3.  TO APPROVE THE PROPOSED STOCK OWNERSHIP      FOR   AGAINST    ABSTAIN
    PLAN FOR OUTSIDE DIRECTORS

4.  TO APPROVE CERTAIN AMENDMENTS                FOR   AGAINST    ABSTAIN
    TO THE 1988 STOCK PLAN

5.  TO APPROVE AN AMENDMENT TO THE               FOR   AGAINST    ABSTAIN
    EMPLOYEE STOCK PURCHASE PLAN

6. In their discretion, upon such other matters as may properly come before the meeting.


                           (To be signed on other side)

                                        --------(BACK)---------

                                        THIS PROXY WHEN PROPERLY EXECUTED
                                        WILL BE VOTED IN THE MANNER DIRECTED
                                        HEREBY BY THE UNDERSIGNED
                                        SHAREHOLDER.  IF NO DIRECTION IS
                                        MADE, THIS PROXY WILL BE VOTED "FOR"
                                        PROPOSALS 1, 2, 3, 4 and 5.

                                            The undersigned hereby revokes
                                        any proxy previously given and
                                        acknowledges receipt of the Notice
                                        of, and Proxy Statement for, the
                                        aforesaid meeting and a copy of the
                                        1994 Annual Report.

                                        Dated                           1995



                                                    Signature(s)



                                                    Signature(s)

                                        Executors, administrators, trustees,
                                        partners, guardians, attorneys and
                                        corporate officers should add their
                                        titles as such.

                                        PLEASE MARK, SIGN AS YOUR NAME
                                        APPEARS ABOVE, DATE AND RETURN THE
                                        PROXY CARD PROMPTLY, USING THE
                                        ENCLOSED ENVELOPE

                                                               Exhibit A

                            HANNAFORD BROS. CO.
                 STOCK OWNERSHIP PLAN FOR OUTSIDE DIRECTORS

       1. Purpose. The purpose of this Plan is to align more closely the interests of the non-employee directors ("Outside Directors") of Hannaford Bros. Co. ("Company") with the interests of the Company's shareholders. The Plan provides Outside Directors with (a) the opportunity to receive their annual retainers in the form of stock options and (b) the opportunity to defer their retainers (and other fees) and have the deferred amounts treated as invested in, and payable in the form of, Hannaford common stock. The Plan also incorporates the current Retirement Plan for Outside Directors, which generally provides an Outside Director with deferred compensation, based on the performance of the Company's common stock, at age seventy (70).

       2. Definitions. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

             (a)  "Act" shall mean the Securities Exchange Act of 1934.

             (b) "Annual Retainer" shall mean the cash retainer for any calendar year payable to an Outside Director for service on the Board and shall not include meeting fees, committee chairperson retainers or consulting fees.

             (c)  "Board" shall mean the Board of Directors of the Company.

             (d)  "Committee" shall mean the committee appointed pursuant to
Section 7 to administer the Plan.

             (e) "Common Stock" shall mean common stock, par value seventy-five cents ($0.75) per share, of the Company.

             (f)  "Company" shall mean Hannaford Bros. Co.

             (g) "Deferral Account" shall mean the account established pursuant to Section 5(b).

             (h) "Director" or "Outside Director" shall mean a non-employee director of the Company.

             (i) "Disability" shall mean a Director's inability to serve on the Board by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve
(12) months. A Director shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

             (j)  "Effective Date" shall mean January 1, 1996.

             (k) "Fair Market Value" shall mean, with respect to Common Stock, the closing price as reported on the New York Stock Exchange.

             (l) "Fees" shall mean the cash retainer, meeting fees, committee chairperson retainer and consulting fees payable to an Outside Director for service on the Board.

             (m)  "Fiscal Year" shall mean the fiscal year of the Company.

             (n) "Option" shall mean a right granted under the Plan to purchase Shares.

             (o) "Performance Share" shall mean a unit of value equal to the Fair Market Value of a share of Common Stock.

             (p) "Performance Share Deferral Account" shall mean the account established pursuant to Section 6(e).

             (q)  "Performance Period" shall mean the period described in
Section 6(d).

             (r) "Plan" shall mean the Hannaford Bros. Co. Stock Ownership Plan for Outside Directors.

             (s) "Share" shall mean a share of Common Stock, as adjusted in accordance with Section 3(b).

       3.  Stock Subject to the Plan.

             (a) Limitation. Subject to the provisions of subsection (b), the maximum number of Shares available for grant under the Plan shall be Two Hundred Thousand (200,000) Shares. In the event that any Option granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Option shall, unless the Plan has been terminated, become available for issuance under the Plan.

             In the event that a Director transfers stock issued by the Company in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan.

             (b) Adjustments. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust the maximum number of Shares available for grant and the Option price with respect to Shares subject to Options. In the event of a merger or consolidation in which the Company is the surviving corporation, or the acquisition by the Company of property or stock of another corporation, or any reorganization, the Committee shall appropriately adjust the number and class of Shares available for grant and the Option price of Shares subject to Options.

             Except as otherwise provided herein, a merger or consolidation in which the Company is not the surviving corporation shall terminate all Options, provided that each Director shall have the right to exercise, immediately prior to the effective date of such merger or consolidation, any outstanding Options, but only to the extent that such Options are then exercisable.

             Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares, and shall be fully paid and non-assessable.

       4. Annual Retainer Election. Each Outside Director may elect to receive his or her Annual Retainer in the form of Options in lieu of cash. An election shall apply to the full amount of the Annual Retainer and shall be made in writing, on such form and in such manner as the Committee may prescribe, before January 1 of the calendar year to which the election relates.

             (a) Eligibility Requirement. Only Outside Directors as of January 1 of a calendar year shall be eligible to make an election pursuant to this Section 4.

             (b) Service Requirement. An election by a Director whose service on the Board terminates prior to December 31 of the year to which the election relates shall be void. Such Director shall receive the portion of his or her Annual Retainer earned as of the date of termination in cash.

             (c) Options. As of the first trading day of each calendar year, the Company shall grant to each Director who has made an election in accordance with this Section 4 an Option to purchase the number of Shares determined by dividing x by y, where --

                         x    is the amount of the Annual Retainer multiplied
by three (3); and

                          y    is the Fair Market Value of a Share on such
trading day.

       Each Option shall be evidenced by a written instrument ("Option Agreement"), specifying the number of Shares subject to the Option, the Option price and such other terms, conditions and restrictions not consistent with the Plan as the Committee shall determine.

                   (i)  Term of Option.  The term of each Option shall be ten
(10) years from the date of grant.

                   (ii) Option Price. The Option price for Shares to be issued under any Option shall be one hundred percent (100%) of the Fair Market Value of such Shares on the date the Option is granted.

                   (iii) Nontransferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Director only by such Director. Notwithstanding the preceding sentence to the contrary, the Committee may permit the transfer of Options to family members or family trusts (and exercise by the transferee) to the extent Rule 16b 3 under the Act permits such transfers.

                   (iv) Manner of Exercise. An Option granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the Option Agreement.
An Option shall be deemed to be exercised when the holder gives notice of such exercise to the Company in accordance with the terms of the Option Agreement and the Company receives full payment for the Shares with respect to which the Option is exercised. Payment shall be made by check payable to the Company, delivery of Shares issued by the Company or a combination thereof, subject to the terms of the Option Agreement. Shares transferred to the Company in full or partial payment for Option Shares shall be valued at Fair Market Value on the date such transfer is recorded upon the books of the Company, following delivery of such Shares to the Company in a form suitable for transfer.

                   (v) Change in Control. Upon the occurrence of a Change in Control Event, all then outstanding Options not previously exercisable shall immediately become fully exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

                          (A) Any person acquires beneficial ownership of
securities of the Company and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-seven percent (27%) or more of the combined voting power of the Company's then outstanding stock.

                          For purposes of the Plan, "beneficial ownership"
shall be determined in accordance with Regulation 13D under the Act, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of securities of the Company would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

                          (B) Within any twenty-five (25) month period,
individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board.

                          For purposes of this subsection (B), an "Outside
Director" as of a given date shall mean a member of the Board who has been a director of the Company throughout the six (6) months prior to such date and who has not been an employee of the Company at any time during such six (6) month period.

                          (C)  The Company ceases to be a reporting company
pursuant to Section 13(a) of the Act or any similar successor provision.

                          (D)  The Company's shareholders approve:

                                (1)  any consolidation or merger of the Com-
pany in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

                                (2)  any sale, lease, exchange, liquidation or
other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

                          Notwithstanding subparagraphs (1) and (2) above, the
term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of Common Stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

       5. Deferred Fees. Each Outside Director may elect to defer all or any portion of his or her Fees in accordance with the terms of this
Section 5.

             (a) Election. An election to defer Fees may be made at any time, but not more frequently than once each calendar year, and shall be effective only with respect to Fees payable for services to be performed after the date of the election. Such election shall be made by executing and delivering a deferred compensation agreement to the Committee. The Director shall designate in the deferred compensation agreement whether the Fees deferred are to be treated, solely for purposes of valuing the amounts deferred, as invested in five-year U.S. Treasury notes or Common Stock. Fees deemed invested in Treasury notes shall be payable in cash, and Fees deemed invested in Common Stock shall be payable in Shares.

             A deferral election may not be modified. A Director may terminate a deferral election at any time by delivering a written notice of termination to the Committee. Such notice shall specify the effective date, and deferrals shall cease as soon as practicable thereafter. A termination shall not be effective with regard to amounts previously deferred.

             (b) Deferral Account. The Company shall establish an account for each Director who defers Fees under the Plan and, if the Director has designated U.S. Treasury notes as the deemed investment for the amounts deferred, shall adjust the account as follows:

                   (i) At the end of each calendar month in which Fees deferred would otherwise be payable, credit the account with the amount deferred for such month; and

                   (ii)  As of the first day of each such month:

                          (A)  Debit the account by the amount, if any, paid
to the Director or his or her beneficiary during the preceding calendar month in accordance with the terms hereof; and

                          (B)  Credit the account with interest on the balance
as of the first day of the preceding month, at the rate paid on five-year
U.S. Treasury notes on the first day of the calendar year in which the interest is to credited, or at such other rate as is prescribed in the deferred compensation agreement.

             If a Director has designated Common Stock as the deemed investment for the Fees deferred, at the end of each calendar month for which such Fees would otherwise be payable, the Company shall credit the account with the number of Shares that could have been purchased with the amounts deferred, at the Fair Market Value of a Share on the day (or days) the Fees would have been paid in the absence of a deferral election. Thereafter the Company shall credit such account with any dividends declared on the Shares credited to the account and appropriately adjust the number of Shares to reflect any stock split or stock dividend. As of the first day of each calendar month, the Company shall debit an account deemed invested in Common Stock as provided in subsection (ii)(A) above.

             The Committee shall provide each Director with an account statement at least annually.

             (c) Distribution to Director. The amount credited to the Deferral Account of a Director whose Fees are deemed invested in U.S. Treasury notes shall be paid to him or her in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten
(10) years, or in such other form as the Committee may permit. Each such Director shall elect the manner and time of payment in the first deferred compensation agreement he or she executes, and such election shall apply to any subsequent deferred compensation agreement the Director executes.

             The Company shall pay the amount credited to the Deferral Account of a Director whose Fees are deemed invested in Common Stock by
(i) crediting his or her account under the Company's dividend reinvestment plan with the number of Shares credited to the Deferral Account, and (ii) issuing a check representing the aggregate amount of dividends credited to the Deferral Account. If a Director does not participate in the dividend reinvestment plan, the Company shall issue a stock certificate to the Director evidencing the Shares. Such certificate may bear a legend specifying any applicable legal restrictions on the transferability of the Shares.

             Except as provided in Section 8(f), payment shall not be made or commence before the first day of the calendar month following the date the

Director ceases to serve on the Board, unless otherwise provided in the deferred compensation agreement.

             (d) Distribution to Beneficiary. Except as provided in Section 8(f), the amount credited to the Deferral Account of a Director, at the time of his or her death, whose Fees are deemed invested in U.S. Treasury notes shall be paid to his or her designated beneficiary in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as is permitted by the Committee. If payment commenced in accordance with Section 5(c) prior to the Director's death, payment shall continue in accordance with the form of payment then in effect. If payment had not commenced in accordance with Section 5(c), payment shall be made or commence as soon as practicable following the date of death. Each such Director shall elect the manner in which payment shall be made to his or her designated beneficiary in the first deferred compensation agreement he or she executes. Such election shall apply to all subsequent deferred compensation agreements executed by the Director unless modified in a subsequent agreement.

             The Company shall pay the amount credited to the Deferral Account of a Director whose Fees are deemed invested in Common Stock by issuing his or her designated beneficiary as soon as practicable following the date of death (i) a stock certificate registered in the beneficiary's name and representing the number of Shares credited to the account, and
(ii) a check representing the aggregate amount of dividends credited to the account.

       6.  Performance Shares.

             (a) Grant. As of the first day of each Fiscal Year, the Company shall grant each Director that number of Performance Shares (rounded up to the nearest multiple of 100) having an "expected value" equal to the amount of the Annual Retainer for a nonconsulting director for such Fiscal Year. The "expected value" of a Performance Share shall be equal to x less y, discounted to present value for the number of years in the Performance Period by z, where --

                   x    is the Fair Market Value of a share of Common Stock
as of the date a Performance Share is granted, compounded annually for the number of years in the Performance Period at the rate of twelve percent (12%) per annum;

                   y    is the Fair Market Value of a share of Common Stock
as of the date a Performance Share is granted; and

                   z    is eight and one-half percent (8.5%).

             (b) Prior Service Grant. For the Fiscal Year beginning December 30, 1990 ("1991 Fiscal Year"), in addition to the Performance Shares granted under subsection (a) of this section, the Company shall grant each Director the number of additional Performance Shares determined by multiplying the number of Performance Shares granted under subsection
(a) of this section by the appropriate multiple from the following table:

                    Multiple of Normal Annual Grant of Performance
                         Shares for Short Performance Periods
                           Beginning in the 1991 Fiscal Year
Years of Service
on the Board           One Year   Two Year   Three Year   Four Year
as of May 31, 1991      Period     Period      Period       Period

Less than 5               0.2        0.4         0.6         0.8
5 but less than 10        0.4        0.55        0.7         0.85
10 but less than 15       0.6        0.7         0.8         0.9
15 but less than 20       0.8        0.85        0.9         0.95
20 or more                1.0        1.0         1.0         1.0


             (c) Records. The Company shall appropriately record each grant of Performance Shares on its books and furnish each Director with a written notice reflecting the number of Performance Shares granted and such other terms and conditions consistent with the Plan as the Committee shall determine. If during any Performance Period the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall appropriately adjust the number of Performance Shares granted.

             (d) Performance Period. Except as hereinafter provided, a Performance Period shall be the five (5) consecutive Fiscal Years commencing on the date Performance Shares are granted, and a new Performance Period shall begin on the first day of each Fiscal Year. For the 1991 Fiscal Year, five (5) Performance Periods shall begin concurrently, one ending with such Fiscal Year, one ending after two (2) consecutive Fiscal Years, one ending after three (3) consecutive Fiscal Years, one ending after four (4) consecutive Fiscal Years, and one ending after five (5) consecutive Fiscal Years.

             A Performance Period shall not be curtailed by the retirement after attaining age seventy (70), Disability or death of a Director. In the event a Director resigns from the Board prior to attaining age seventy
(70), all Performance Periods in effect on the date of such resignation shall end with the Fiscal Year in which such resignation occurs.

             (e) Performance Share Deferral Account. The Company shall establish and maintain an account on behalf of each Director. Subject to the provisions of Section 6(c), at the end of each Performance Period, the Company shall credit to such account an amount equal to x less y, multiplied by z, where --

                   x    is the Fair Market Value of a Share as of the date a
Performance Period ends;

                   y    is the Fair Market Value of a Share as of the date
such Performance Period begins; and

                   z    is the number of Performance Shares granted at the
commencement of such Performance Period.

       The Committee shall provide each Director with an account statement at least annually.

             (f) Investment of Account. Solely for purposes of valuing a Director's Performance Share Deferral Account, such account shall be treated as invested in Common Stock and shall be credited with any dividends declared thereon until distribution of such account is made or commences. If distribution of a Director's Performance Share Deferral Account is not made in a lump sum, solely for purposes of valuing such account after distribution commences, such account shall be credited with interest at the rate paid on five-year U.S. Treasury notes on the first day of the calendar year in which the interest is to be credited or at such other rate as is prescribed by the Committee.

             (g) Distribution to Director. The amount credited to a Director's Performance Share Deferral Account shall be paid to him or her in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as the Committee may permit. Each Director shall, prior to resigning from the Board, specify on such written form as the Committee may prescribe, the manner in which and the time distribution is to be made or commence to him or her. Except as provided in Section 8(f), distribution with respect to a Director shall not be made or commence before the later of the Director's resignation from the Board or attainment of age seventy (70).

             (h) Distribution to Beneficiary. Except as provided in Section 8(f), the amount credited to a Director's Performance Share Deferral
Account at the time of his or her death (and any amounts credited thereafter) shall be paid to his or her designated beneficiary in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as is permitted by the Committee. If payment commenced in accordance with Section 6(g) prior to the Director's death, payment shall continue in accordance with the form of payment then in effect. If payment had not commenced in accordance with Section 6(g), payment shall be made or commence as soon as practicable following the date of death. A Director shall specify on such form as the Committee may prescribe the manner in which distribution shall be made to his or her designated beneficiary. In the absence of such specification, distribution shall be made to his or her designated beneficiary in such manner as the Committee shall determine.

             (i) Nontransferability. Performance Shares may not be sold, transferred or otherwise disposed of and may not be pledged, hypothecated or otherwise encumbered, except by will or the laws of descent and distribution.

       7. Administration. The Plan shall be administered by a Committee, appointed by the Human Resources Committee of the Board, of at least three
(3) persons who are not current or former members of the Board. A majority of the Committee shall constitute a quorum, and an action of the majority present at any meeting shall be deemed the action of the Committee. Further, any action of the Committee may be taken without a meeting if all members of the Committee sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action. Any member of the Committee may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment enabling all persons participating in the meeting to hear each other. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

       The Committee may delegate to any member or members of the Committee or to any employee or employees of the Company the authority to perform any ministerial act in connection with the administration of the Plan.

       The Committee shall have the complete authority to control and manage the operation and administration of the Plan and the discretion to construe Plan provisions. Subject to the provisions of the Plan, the Committee may from time to time establish rules for the administration and interpretation of the Plan. The final determination of the Committee as to any disputed questions shall be conclusive. All decisions and interpretations of the Committee in administering the Plan shall be made in a uniform and nondiscriminatory manner.

       The Company shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company.

       8.  Miscellaneous.

             (a) Continued Service as a Director. The Plan shall not limit or otherwise affect the right of the Board or the Company's shareholders to terminate the service of a Director.

             (b) Unsecured Creditor Status. The Plan shall not be construed to create or require the Company to create a trust of any kind to fund the amounts payable hereunder. To the extent a Director or other person acquires a right to receive payments from the Company in accordance with the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

             (c) Assignment. The right of any Director or any beneficiary to payments under the Plan shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such amounts to be so subjected shall not be recognized by the Company.

             (d) Shareholder Rights. Until the date of issuance of Shares, as recorded on the books of the Company, a Director shall have no shareholder rights with respect to Options granted or Fees deferred hereunder.

             (e) Designation of Beneficiary. Each Director may from time to time, by completing and signing a form furnished by the Committee, designate any person or persons (who may be designated concurrently, contingently or successively), the Director's estate or any trust or trusts created by the Director to receive amounts which are payable under this Plan to the Director's designated beneficiary or beneficiaries. Each beneficiary designation shall revoke all prior designations and shall be effective only when filed in writing with the Committee. If a Director fails to designate a beneficiary or if a beneficiary dies before the date of such Director's death and no contingent beneficiary has been designated, then the amounts payable hereunder shall be paid to his or her estate. If payment of benefits to a beneficiary commences and such beneficiary dies before all amounts to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries, if any, designated by the Director, otherwise to the beneficiary's estate.

             (f) Acceleration by Committee. In the event a Director suffers a financial hardship caused by accident, illness or other event beyond his or her control, the Committee may, in its discretion, accelerate payment of the amounts credited to the Director's Deferral Account, if any, and Performance Share Deferral Account to the extent reasonably necessary to eliminate such hardship. In addition, if following the death of a Director, his or her beneficiary or beneficiaries suffers a financial hardship caused by accident, illness or other event beyond the control of such beneficiary or beneficiaries, the Committee may, in its discretion, accelerate payment of the amounts credited to the Director's Deferral Account, if any, and Performance Share Deferral Account to which such beneficiary or beneficiaries are entitled to the extent reasonably necessary to eliminate such hardship.

             (g) Amendment and Termination. The Board reserves the right to amend the Plan or terminate the Plan at any time. To the extent required by Rule 16b-3 under the Act, (i) no amendment shall be effective without shareholder approval, and (ii) the Plan may not be amended more than once every six (6) months (other than to comport with changes in the Internal Revenue Code or the rules thereunder). No amendment or termination shall adversely affect the rights of any Director or beneficiary, without such person's prior written consent, with respect to Options and Performance Shares granted, and Fees deferred, prior to such amendment or termination. Options and Performance Shares granted prior to an amendment or termination of the Plan shall remain in full force and effect, and Fees deferred shall remain deferred, as if the Plan had not been amended or terminated.

             (h) Term of Plan. The Plan shall terminate on January 1, 2006, unless terminated earlier by the Board.

             (i) Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Maine.

                                                          Exhibit B
                             HANNAFORD BROS. CO.
                               1988 STOCK PLAN

       The Hannaford Bros. Co. 1988 Stock Plan, as adopted by the Board of Directors on February 4, 1988, approved by shareholders on May 25, 1988, and amended on five occasions thereafter, is hereby amended and restated effective February 6, 1995, subject to shareholder approval.

       1. PURPOSE. The purpose of this Plan is to provide certain key employees of Hannaford Bros. Co. and its Subsidiaries with additional incentives to contribute to the success of the Corporation and to attract, reward and retain key employees of outstanding ability.

       2. DEFINITIONS. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

             (a) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock or Stock Unit granted pursuant to the Plan.

             (b) "Award Agreement" shall mean a written instrument that specifies the terms, conditions and restrictions of an Award and incorporates the applicable provisions of the Plan and such additional provisions not inconsistent therewith as the Committee shall determine.

             (c) "Board" shall mean the Board of Directors of the Corporation.

             (d) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

             (e)   "Committee" shall mean the committee appointed pursuant to
       Section 3 which shall have the authority to control and manage the administration of the Plan.

             (f) "Common Stock" shall mean common stock, par value, $.75 per share, of the Corporation.

             (g)   "Corporation" shall mean Hannaford Bros. Co.

             (h) "Disability" shall mean an Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Employee shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

             (i) "Employee" shall mean any person who is employed by the Corporation or any Subsidiary and who is (i) an officer of the Corporation or of any Subsidiary, (ii) responsible for the general management of a division or department of the Corporation, a Subsidiary, or a major portion of the consolidated operations of the Corporation, or (iii) any other key employee of the Corporation or any subsidiary.

             (j) "Fair Market Value" shall mean, with respect to Shares, the closing price of such Shares as reported on the New York Stock Exchange, and with respect to other property, the market value of such property as determined by the Committee; provided, however, that the Fair Market Value of the Shares to be issued under any Incentive Stock Option shall be determined by the Committee in accordance with the applicable requirements of subsections 422(b)(4) and (c)(7) of the Code and the regulations issued thereunder.

             (k) "Incentive Stock Option" shall mean an option granted to an individual for any reason connected with his or her employment by a corporation, if granted by the employer corporation or its parent or subsidiary corporation, to purchase stock of any of such corporations, but only if such option meets the requirements of
       Section 422 of the Code.

             (l) "Nonqualified Stock Option" shall mean an Option granted under the Plan that is not an Incentive Stock Option.

             (m) "Option" shall mean a right granted under the Plan to purchase Shares.

             (n)   "Optionee" shall mean an Employee who is granted an Option.

             (o) "Parent" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a parent corporation within the meaning of subsections 424(e) and (g) of the Code.

             (p)   "Plan" shall mean the Hannaford Bros. Co. 1988 Stock Plan.

             (q)   "Restricted Stock" shall mean any Share granted pursuant to
       Section 9.

             (r) "Share" shall mean a share of Common Stock of the Corporation, as adjusted in accordance with subsection 4.

             (s)   "Stock Appreciation Right" shall mean a right granted under
       Section 8 to receive a payment, the amount of which shall be determined by reference to the value of a Share.

             (t) "Stock Unit" shall mean a right granted under Section 10 to receive a Share or a cash amount equal to the Fair Market Value of a Share.

             (u) "Subsidiary" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a subsidiary corporation within the meaning of subsections 424(f) and (g) of the Code, and for all other purposes of the Plan, a corporation of which Hannaford Bros. Co. owns directly or indirectly at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote.

       3.    ADMINISTRATION.

             (a) COMMITTEE MEMBERS. The Plan shall be administered by the members of the Human Resources Committee of the Board who are not employees of the Corporation or any Subsidiary. A majority of the members of the Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Any member may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Further, any action of the Committee may be taken without a meeting if all of the members of the Committee sign written consents, setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

             (b) POWERS. The Committee shall have the authority to administer the Plan, including the following powers which shall be exercised in accordance with the terms of the Plan:

                        (i) to determine the Employees to whom Awards shall be granted;

                       (ii) to determine the time or times at which Awards shall be granted;

                      (iii) to determine the type or types of Awards to be granted;

                       (iv) to determine the terms, conditions and restrictions of each Award;

                        (v) to make adjustments in accordance with subsection 4(b);

                       (vi) to prescribe, amend and rescind rules and regulations relating to the Plan.

                      (vii) to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

               (c) SIGNATURES. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

        4.     STOCK SUBJECT TO THE PLAN.

               (a)     LIMITATIONS.  Subject to the provisions of subsection
        (2), the maximum number of Shares available for grant under the Plan in each calendar year shall be one and one-quarter percent (1.25%) of the total outstanding Shares as of the first day of such year, provided that the maximum aggregate number of Shares which may be issued under the Plan pursuant to Incentive Stock Options shall, effective February 6, 1995, be equal to the sum of the following:

                        (i) the Three Hundred Fifty Thousand (350,000) Shares authorized when the Plan was first approved by share-holders, as such number was thereafter adjusted in accordance with this Section 4; and

                       (ii)    one million four hundred thousand (1,400,000)
               Shares.

               In the event that any Shares subject to an Award are forfeited, such Shares shall, unless the Plan has been terminated, become available again for grant and shall not be counted again for purposes of the foregoing share limitation. In the event that any Option granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Option shall, unless the Plan has been terminated, become available for other Awards, including other Options.

               In the event that an Employee transfers stock issued by the Corporation in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan.
        Notwithstanding the foregoing, the total number of Shares issued pursuant to the exercise of an Incentive Stock Option shall be counted for purposes of the foregoing special limitation on Shares issued pursuant to Incentive Stock Options.

               (b) ADJUSTMENTS. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust: (i) the maximum number of Shares available for grant and the maximum aggregate number of shares which may be issued under Incentive Stock Options; (ii) the number of Shares to be issued under Awards; (iii) the option price with respect to Shares subject to Options; and (iv) the grant price with respect to Stock Appreciation Rights.

               In the event of a merger or consolidation in which the Corporation is the surviving corporation, or the acquisition by the Corporation of property or stock of another corporation, or any reorganization, the Committee shall appropriately adjust: (i) the number and class of Shares to be issued under Awards; (ii) the option price of Shares subject to Options; and the grant price with respect to Stock Appreciation Rights. Any adjustments under this subsection (b) affecting Incentive Stock Options shall be made so as to comply with the applicable provisions of Sections 422 and 424 of the Code.

               Except as otherwise provided herein, a merger or consolidation in which the Corporation is not the surviving corporation shall terminate all Awards, provided that each Employee shall have the right to exercise outstanding Options and Stock Appreciation Rights immediately prior to the effective date of such merger or consolidation, but only to the extent that such Options and such rights are then exercisable, and further provided that Shares of Restricted Stock and Stock Units that have vested prior to or coincident with such merger or consolidation shall be unaffected by the termination of such Award.

               Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

        5.     ELIGIBILITY.

        The Committee may, from time to time, designate Employees to whom Options, Stock Appreciation Rights, Shares of Restricted Stock or Stock Units may be granted in accordance with the terms of the Plan.

        6.     GRANTING OF AWARDS.

        The Committee may grant more than one Award and more than one type of Award to any Employee; provided that no Incentive Stock Option shall be granted to any Employee who, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or a Parent or any Subsidiary. For purposes of applying the percentage limitation of the preceding sentence, the ownership principles of subsection 424(d) of the Code shall apply. An Employee who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards before (a) in the case of Options and Stock Appreciation Rights, the exercising of such prior Award, or (b) in the case of Restricted Stock or Stock Units, the expiration of the restriction period with respect to such prior Award.

        In no event may any Employee be granted Awards of Options, Stock Appreciation Rights or Stock Units with respect to more than one hundred eighty thousand (180,000) Shares during the remaining term of the Plan, subject to adjustment as provided in Section 4. The Committee may condition the grant of an Award and the exercise of an Option or Stock Appreciation Right on the attainment of performance goals. Performance goals may be expressed in terms of earnings per Share, stock price, total shareholder return, return on equity, or any similar quantifiable measures.

        7.     OPTIONS.

               (a) OPTION AGREEMENT. Each Option granted by the Committee shall be evidenced by an Award Agreement ("Option Agreement"), specifying the Option price, the number of Shares subject to the Option and such other terms, conditions and restrictions as the Committee shall determine. In addition, each Option shall be clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

               (b) TERM OF OPTION. The term of each Option shall be set forth in the Option Agreement, but in no event shall an Incentive Stock Option be exercisable after the expiration of ten (10) years from the date such Option is granted.

               (c) OPTION PRICE. The option price for Shares to be issued under any Option shall not be less than one hundred percent (100%) of the Fair Market Value of such Shares on the date the Option is granted.

               (d) NONTRANSFERABILITY OF OPTIONS. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Notwithstanding the preceding sentence to the contrary, the Committee may permit the transfer of Nonqualified Stock Options to family members or family trusts (and exercise by the transferee) to the extent Rule 16b-3 under the Securities Exchange Act of 1934 permits such transfers.

               (e) MANNER OF EXERCISE. An Option granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the Option Agreement. An Option shall be deemed to be exercised when the Optionee gives written notice of such exercise to the Corporation in accordance with the terms of the Option Agreement and the Corporation receives full payment for the Shares with respect to which the Option is exercised. Payment shall be made by check payable to the Corporation, delivery of stock issued by the Corporation or a combination thereof, subject to the terms of the Option Agreement.

               Stock transferred to the Corporation in full or partial payment for Shares shall be valued at Fair Market Value on the date that such transfer is recorded upon the books of the Corporation, following delivery of such stock to the Corporation in a form suitable for transfer.

               (f) TERMINATION OF EMPLOYMENT. In the event an Optionee ceases to be employed by the Corporation or any Subsidiary, and is no longer employed by any of them, for any reason other than death or Disability, such Optionee may exercise an Option at any time prior to the expiration date of such Option (or, in the case of an

        Incentive Stock Option, within three (3) months after the date the Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

               (g) DISABLED OPTIONEE. In the event an Optionee who is disabled ceases to be employed by the Corporation or any Subsidiary by reason of such Disability, and is no longer employed by any of them, such Optionee may exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within one (1) year after the date such Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

               (h) DEATH OF OPTIONEE. In the event an Optionee dies while in the employ of the Corporation or any Subsidiary, then to the extent that the Optionee would have been entitled to exercise an Option immediately prior to his or her death, such Option may be exercised by the estate of such Optionee or by such person or persons to whom such Optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of such Option or within one (1) year after the death of the Optionee, whichever is earlier.

        8.     STOCK APPRECIATION RIGHTS.

               (a) SAR AGREEMENT. Any Stock Appreciation Rights granted by the Committee shall be evidenced by an Award Agreement ("SAR Agreement"), specifying the grant price, the number of such rights, and such other terms, conditions and restrictions as the Committee shall determine.

               (b) AMOUNT OF PAYMENT. An Employee to whom a Stock Appreciation Right has been granted shall be entitled to receive payment of an amount equal to the excess of (i) the Fair Market Value of one (1) Share on the date of exercise of such right over
        (ii) the grant price of the right; provided that the Fair Market Value of one (1) share with respect to a Stock Appreciation Right that is not related to an Incentive Stock Option may be determined at any time during a period before the date of exercise as specified in the SAR Agreement.

               (c) GRANT PRICE. The grant price of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) Share on the date that the Stock
        Appreciation Right is granted.

               (d) NONTRANSFERABILITY OF RIGHTS. Stock Appreciation Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Employee only by such Employee.

               (e) MANNER OF EXERCISE. A Stock Appreciation Right granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the SAR Agreement. A Stock Appreciation Right shall be deemed exercised when an Employee gives written notice of such exercise to the Corporation in accordance with the terms of the SAR Agreement.

               (f) FORM OF PAYMENT. Payment with respect to the exercise of a Stock Appreciation Right may be made in cash, Shares or a combination thereof, as the Committee shall determine. To the extent that such payment is made in Shares, the Shares shall be valued at Fair Market Value on the date of payment.

               (g) RELATED OPTIONS. A Stock Appreciation Right may, but need not, relate to an Option granted under Section 7. A Stock Appreciation Right related to a Nonqualified Stock Option may be granted simultaneously with the granting of such Option or at any time thereafter before the exercise or termination of such Option.
        A Stock Appreciation Right related to an Incentive Stock Option shall be granted at the same time such Option is granted.

               A Stock Appreciation Right related to the full number of Shares subject to an Option shall terminate upon exercise or termination of the Option to the extent such Option is exercised or terminated. A Stock Appreciation Right related to less than the full number of Shares subject to an Option shall not be affected by the exercise or termination of the Option until such exercise or termination exceeds the number of Shares not related to the Stock Appreciation Right; thereafter such right shall terminate to the extent such Option is further exercised or terminated.

               To the extent that a Stock Appreciation Right related to an Option has been exercised, such Option shall no longer be exercisable.

        9.     RESTRICTED STOCK.

               (a) RESTRICTED STOCK AGREEMENT. The grant of any Shares of Restricted Stock by the Committee shall be evidenced by an Award Agreement ("Restricted Stock Agreement"), specifying restrictions on the transfer and vesting of such Shares and such other terms, conditions and restrictions as the Committee shall determine.

               (b) RESTRICTIONS. Shares of Restricted Stock may not be sold, transferred or otherwise disposed of and may not be pledged, hypothecated or otherwise encumbered, other than by will or by the laws of descent and distribution, during the applicable restriction period set forth in the Restricted Stock Agreement. In the event that an Employee ceases to be employed by the Corporation or any Subsidiary and is no longer employed by any of them prior to the last day of a restriction period, the Shares of Restricted Stock granted to such Employee that are subject to such restriction period shall be forfeited to the Corporation, unless otherwise provided in accordance with the provisions of subsection (c).

               (c) RESTRICTION PERIOD. The restriction period applicable to any Shares of Restricted Stock shall commence on the date such Shares are granted by the Committee and shall end on such date as the Committee shall determine; provided that the Committee may, at any time, reduce or terminate the restriction period in effect with respect to any outstanding Shares of Restricted Stock.

               (d) LAPSE OF RESTRICTIONS. At the expiration of the restriction period applicable to any Shares of Restricted Stock, such Shares shall be transferred free of restrictions on transfer and vesting to the Employee or, in the event of the Employee's death, to his or her estate or other successor in interest.

               (e) DIVIDENDS. Cash dividends payable with respect to Shares of Restricted Stock shall be paid to an Employee currently.

               (f) CERTIFICATES DEPOSITED WITH COMPANY. Each certificate issued in respect of Shares of Restricted Stock granted to an Employee shall be registered in the name of the Employee and deposited with the Corporation, together with a stock power endorsed in blank by the Employee. Each such certificate shall bear the following (or a similar) legend:

               The transferability of this certificate and the shares of stock represented hereby are subject to the applicable terms and conditions (including forfeitures) contained in the 1988 Hannaford Bros. Co. Stock Plan and an Agreement between the registered owner and Hannaford Bros. Co. Copies of the Plan and the Agreement are on file in the office of the Assistant Secretary of Hannaford Bros. Co., 145 Pleasant Hill Road, Scarborough, Maine 04074.

               (g) SHAREHOLDER RIGHTS. Subject to the restrictions set forth in the Restricted Stock Agreement, an Employee shall have all of the rights of a shareholder with respect to Shares of Restricted Stock, including the right to vote such Shares.

        10.    STOCK UNITS.

               (a) STOCK UNIT AGREEMENT. The grant of any Stock Units by the Committee shall be evidenced by an Award Agreement ("Stock Unit Agreement"), specifying the number of Stock Units, the payment date, and such other terms, conditions and restrictions as the Committee shall determine.

               (b) STOCK UNIT AWARD. An Employee to whom a Stock Unit has been granted shall be entitled to receive on the payment date set forth in the Stock Unit Agreement a Share or a cash amount equal to the Fair Market Value of a Share on such date.

               (c) STOCK UNIT ACCOUNT. The Corporation shall establish and maintain a separate account ("Stock Unit Account") for each Employee who has received a grant of Stock Units, and such account shall reflect the number of Stock Units granted to such Employee. At such times as the Corporation pays a cash dividend upon its Shares, there shall be credited to an Employee's Stock Unit Account an amount equal to the cash dividend paid upon one (1) Share for each Stock
        Unit credited to such account, unless the applicable Stock Unit Agreement otherwise provides.

               (d) NONTRANSFERABILITY. Stock Units may not be sold, trans-ferred or otherwise disposed of and may not be pledged, hypothecated or otherwise encumbered, except by will or the laws of descent and distribution.

               (e) RELATED RESTRICTED STOCK. A grant of Stock Units may, but need not, relate to a grant of Restricted Stock under Section 9. Stock Units related to a grant of Restricted Stock shall be subject to the same restrictions on transferability and vesting as apply to the Share of Restricted Stock.

               (f) FORM OF PAYMENT. A Payment with respect to a Stock Unit may be made in cash, Shares or a combination thereof, as the Committee shall determine.

        11. CHANGE IN CONTROL. Upon the occurrence of a Change in Control Event of the Corporation, all then outstanding Options and Stock
Appreciation Rights not previously exercisable shall immediately become fully exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

               (a) Any person acquires beneficial ownership of securities of the Corporation and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-seven percent (27%) or more of the combined voting power of the Corporation's then outstanding stock.

        For purposes of the Plan, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of securities of the Corporation would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

               (b) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Corporation pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board.

        For purposes of the Plan, an "Outside Director" as of a given date shall mean a member of the Board who has been a director of the Corporation throughout the six (6) months prior to such date and who has not been an employee of the Corporation at any time during such six (6) month period.

               (c) The Corporation ceases to be a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934 or any similar successor provision.

               (d)     The Corporation's shareholders approve:

                        (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

                   (ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation.

        Notwithstanding subparagraphs (i) and (ii) above, the term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Corporation is owned, directly or indirectly, by a holding company, and the holders of Common Stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

        12.    AMENDMENT AND TERMINATION.

               (a) AMENDMENT. The Committee, without further approval of the shareholders of the Corporation, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to ratification by the Board and approval of the shareholders of the Corporation if such amendment:

                        (i) increases the maximum number of shares for which Awards may be granted; or

                       (ii) modifies the class of employees eligible to participate in the Plan.

               (b) TERMINATION. The Committee without further approval of the shareholders of the Corporation, may at anytime terminate the Plan.

               (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated.

        13. EFFECTIVE DATE OF PLAN. The Plan shall be effective upon its adoption by the Board or its approval by the shareholders of the Corporation, whichever is later.

        14. TERM OF PLAN. No Award shall be granted pursuant to the Plan after ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by shareholders. Awards granted prior to the end of such period may extend beyond such period, except as otherwise provided herein or in the Award Agreement.

        15.    MISCELLANEOUS.

               (a) AWARD AGREEMENT. Upon executing an Award Agreement, an Employee shall be bound by such Agreement and by the applicable provisions of the Plan.

               (b) EMPLOYMENT. The granting of an Award to an Employee shall not give the Employee any right to be retained in the employ of the Corporation or any Subsidiary.

               (c) TAX WITHHOLDING. The Corporation shall be authorized to withhold from any Award granted, or payment due, under the Plan the amount of any taxes required by law to be withheld because of such Award or payment and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes.

               (d) HEADINGS. Paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of the Plan.

                                                           Exhibit C


                              FIRST AMENDMENT
                                   TO THE
              HANNAFORD BROS. CO. EMPLOYEE STOCK PURCHASE PLAN


        The Hannaford Bros. Co. Employee Stock Purchase Plan (the "Plan") was last amended and restated effective October 19, 1994. The Plan is hereby further amended in the following respects:

        1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

        2. Subsection (a) of Section 5 is hereby amended to read as follows:

                       "(a)  REQUIREMENT.  Each Employee of a corporation, the
               Employees of which are offered Options, shall be eligible to participate in such offering if he or she is employed by such corporation on the Offering Date. Options shall be granted only to Employees."

        3.     Section 13 is hereby amended to read as follows:

               "13.  AMENDMENT AND TERMINATION.

                      (a) AMENDMENT. The Committee, without further approval of the stockholders of the Corporation, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to ratification by the Board and approval of the stockholders of the Corporation which:

                               (i) increases the maximum number of Shares for
                       which Options may be granted; or

                               (ii) changes the provisions relating to
                       Employees eligible to receive Options under the Plan.

                       (b) TERMINATION. The Committee, without further approval of the stockholders of the Corporation, may at any time terminate the Plan."

        4.     This Amendment shall be effective February 7, 1995.